Exhibit 10.5

MEZZANINE LOAN AGREEMENT
Dated as of September 20, 2023
Between
NLO MEZZANINE BORROWER LLC,
as Borrower
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Lender
NLO Office Portfolio

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ARTICLE IV – REPRESENTATIONS AND WARRANTIES		46
Section 4.1	Borrower Representations	46
4.1.1	Organization	46
4.1.2	Proceedings	47
4.1.3	No Conflicts	47
4.1.4	Litigation	47
4.1.5	Agreements	47
4.1.6	Title	48
4.1.7	Solvency	48
4.1.8	Full and Accurate Disclosure	49
4.1.9	ERISA	49
4.1.10	Compliance	50
4.1.11	Financial Information	50
4.1.12	Condemnation	51
4.1.13	Federal Reserve Regulations	51
4.1.14	Utilities and Public Access	51
4.1.15	Not a Foreign Person	51
4.1.16	Separate Lots	51
4.1.17	Assessments	51
4.1.18	Enforceability	51
4.1.19	No Prior Assignment	52
4.1.20	Insurance	52
4.1.21	Use of Property	52
4.1.22	Certificate of Occupancy; Licenses	52
4.1.23	Flood Zone	52
4.1.24	Physical Condition	52
4.1.25	Boundaries	53
4.1.26	Leases	53
4.1.27	Intentionally Omitted	54
4.1.28	Inventory	54
4.1.29	Filing and Recording Taxes	54
4.1.30	Special Purpose Entity/Separateness	54
4.1.31	Management Agreement	55
4.1.32	Illegal Activity	55
4.1.33	No Change in Facts or Circumstances; Disclosure	55
4.1.34	Investment Company Act	56
4.1.35	Embargoed Person	56
4.1.36	Principal Place of Business; State of Organization	56
4.1.37	Intentionally Omitted	56
4.1.38	Intentionally Omitted	56
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4.1.39	Taxes	57
4.1.40	Anti-Corruption	57
4.1.41	Intentionally Omitted	57
4.1.42	Intentionally Omitted	57
4.1.43	REA	57
4.1.44	Senior Loan	57
4.1.45	Pledged Collateral	58
Section 4.2	Survival of Representations	58

ARTICLE V – BORROWER COVENANTS		58
Section 5.1	Affirmative Covenants	58
5.1.1	Existence; Compliance with Legal Requirements	59
5.1.2	Taxes and Other Charges	60
5.1.3	Litigation	61
5.1.4	Access to the Properties	61
5.1.5	Notice of Default	61
5.1.6	Cooperate in Legal Proceedings	61
5.1.7	Intentionally Omitted	61
5.1.8	Intentionally Omitted	61
5.1.9	Further Assurances	61
5.1.10	Principal Place of Business, State of Organization	62
5.1.11	Financial Reporting	62
5.1.12	Business and Operations	65
5.1.13	Title to the Collateral Properties	65
5.1.14	Costs of Enforcement	66
5.1.15	Estoppel Statement	66
5.1.16	Loan Proceeds	67
5.1.17	Intentionally Omitted	67
5.1.18	Intentionally Omitted	67
5.1.19	Intentionally Omitted	67
5.1.20	Leasing Matters	67
5.1.21	Alterations	68
5.1.22	Operation of Property	68
5.1.23	Embargoed Person	69
5.1.24	Intentionally Omitted	69
5.1.25	Taxes	69
5.1.26	Ground Leases	70
5.1.27	Intentionally Omitted	73
5.1.28	REA	73
Section 5.2	Negative Covenants	73
5.2.1	Operation of Property	74
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5.2.2	Liens	74
5.2.3	Dissolution	74
5.2.4	Change In Business	74
5.2.5	Debt Cancellation	74
5.2.6	Zoning	75
5.2.7	No Joint Assessment	75
5.2.8	Advisory Agreement	75
5.2.9	ERISA	75
5.2.10	Transfers	76
5.2.11	Ground Lease	78
5.2.12	PILOT Leases; PILOT Lease Documents	79

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION		80
Section 6.1	Ratification	80
Section 6.2	Casualty	81
Section 6.3	Condemnation	81

ARTICLE VII – INTENTIONALLY OMITTED		81

ARTICLE VIII – DEFAULTS		82
Section 8.1	Event of Default	82
Section 8.2	Remedies	86
Section 8.3	Remedies Cumulative; Waivers	88

ARTICLE IX – SPECIAL PROVISIONS		88
Section 9.1	Loan Bifurcation	88
9.1.1	Component Note	88
Section 9.2	Assignments and Participations; Securitization	90
9.2.1	Assignments and Participations	90
9.2.2	Securitization	94
9.2.3	Administrative Agent	99
Section 9.3	Exculpation	101
Section 9.4	Matters Concerning Manager	106
Section 9.5	Servicer	107
Section 9.6	Senior Loan; Intercreditor Agreement	107

ARTICLE X – MISCELLANEOUS		109
Section 10.1	Survival	109
Section 10.2	Lender’s Discretion	109
Section 10.3	Governing Law	110
Section 10.4	Modification, Waiver in Writing	110
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SCHEDULES AND EXHIBITS

Schedule 1.1(a)	—	Release Amounts

Schedule 2.1.2(b)-A	—	Post-Closing Requirements

Schedule 2.1.2(b)-B	—	Post-Closing Items

Schedule 4.1.1	—	Organizational Chart of Borrower

Schedule 4.1.4	—	Tax Contests

Schedule 4.1.5	—	Material Financial Obligations

Schedule 4.1.20	—	Insurance Claims

Schedule 4.1.26-A	—	Rent Roll

Schedule 4.1.26-B	—	Unfunded Obligations

Schedule 4.1.26-C	—	Tenant Options

Schedule 4.1.31	—	Managers

Schedule 4.1.42	—	PILOT Leases

Schedule 4.1.43	—	REAs

Schedule 5.1.11(c)	—	Monthly Sales Report

Schedule 9.2	—	Disqualified Persons

Exhibit A	—	Senior Borrower

Exhibit B-1 – B-4	—	Tax Compliance Certificates
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MEZZANINE LOAN AGREEMENT
THIS MEZZANINE LOAN AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 20, 2023 (the “Closing Date”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and/or permitted assigns, “Lender”) and NLO MEZZANINE BORROWER LLC, a Delaware limited liability company, having its principal place of business at c/o W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, New York 10001 (“Borrower”).
W I T N E S S E T H:
WHEREAS, Borrower is the indirect holder and owner of 100% of the limited liability company interest in the entities identified on Exhibit A attached hereto (each, an “Individual Senior Borrower” and collectively, “Senior Borrower”);
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“3900 Paramount Parkway HVAC Issue” shall mean the alleged failure of the HVAC system at the property located at 3900 Paramount Parkway, Morrisville, NC 27560, which may require the following repairs (collectively, along with any other repairs or replacements required to resolve the PPD Dispute, the “PPD HVAC Repairs”): (i) compressor replacement, (ii) replacement and/or repair, as appropriate, of various leaking circuits, (iii) replacement of schrader valves, and (iv) repair of fan motors, as described in (a) that certain default notice, dated March 22, 2022, delivered by the tenant, PPD Development, L.P. (“PPD”), to the landlord, Morrisville Landlord (NC) LP, and (b) that certain notice, dated August 11, 2022, delivered by the landlord, Morrisville Landlord (NC) LP, to the former owner of the property located at 3900 Paramount Parkway, Morrisville, NC 27560, RT Research Triangle LP.
“Account Collateral” shall have the meaning set forth in Section 2.6 hereof.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender, and delivered by Reed Smith LLP or counsel otherwise reasonably satisfactory to Lender.
“Adjusted Release Amount” shall have the meaning set forth in the Senior Loan Agreement.
“Administration Fee” shall have the meaning set forth in Section 2.3.6 hereof.
“Administrative Agent” shall have the meaning set forth in Section 9.2.3 hereof.
“Advisory Agreement” shall mean that certain Advisory Agreement, dated on or about the Funding Date, between an Affiliate of WPC and Guarantor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person, (b) is a director or officer of such Person, or (c) is a director or officer of a Person that Controls such Person.
“Affiliated Manager” shall mean any Manager that is controlled, directly or indirectly, by Guarantor.
“Affiliated Tenant” shall mean any Tenant that is controlled, directly or indirectly, by Guarantor.
“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by or on behalf of Senior Borrower in accordance with Section 5.1.11(d) of the Senior Loan Agreement for the applicable Fiscal Year or other period.
“Anti-Corruption Obligation” shall have the meaning set forth in Section 4.1.40 hereof.
“Anti-Money Laundering Laws” shall mean any laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.
“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee in accordance with Section 9.2, and in substantially the form customarily used by Lender in connection with the participation or syndication of mortgage loans at the time of such assignment.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any portion of the Property.
“Bail-in Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-in Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition, filing any insolvency or reorganization case or proceeding, instituting proceedings to have such Person be adjudicated bankrupt or insolvent or otherwise seeking relief, in each case under the Bankruptcy Code or any other Insolvency Law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Insolvency Law); (c) such Person (x) soliciting or causing to be solicited petitioning creditors for, or (y) supporting, colluding with respect to, consenting to or otherwise acquiescing in, approving or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any Insolvency Law; (d) the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, examiner or similar person for such Person or any portion of Collateral); (e) any Person applies for, or otherwise commences any process seeking, the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, examiner or similar person for such Person or any portion of the Collateral; (f) the commencement of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against any portion of the Collateral); (g) such Person making an assignment for the benefit of creditors; or (h) such Person admitting, in writing (other than in correspondence with Lender in connection with a workout or restructuring of the Loan) or in any legal proceeding, its insolvency or its general inability to pay its debts as they become due (except as may be required under subpoena or pursuant to any court required document).
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated or governing proceedings thereunder.

“BCBS Borrower” shall Health Landlord (MN), LLC, a Delaware limited liability company.
“BCBS Lease Modifications” shall mean any amendments, extensions and/or terminations by BCBS Borrower of certain Leases with BCBSM, Inc., as described in that certain Letter of Intent, dated as of August 17, 2023 (the “BCBS LOI”).
“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
“Borrower Common Equity Interests” shall mean the class of common equity interests in the Borrower held by Member or any of its Affiliates.
“Borrower Party” and “Borrower Parties” shall mean each of Borrower, Member, Senior Borrower, Principal, Pledgor, Holdco, TRS and any Subsidiary REIT.
“Borrower Preferred Interests” shall mean any class of equity interests in the Borrower for which dividend rights or rights on liquidation, dissolution or winding up rank senior to, or have any other rights in preference of, the Borrower Common Equity Interests; provided, however, that any Borrower Preferred Interests do not exceed 125 preferred equity interests with an aggregate liquidation preference of approximately $125,000, subject to certain increases for the redemption of such interests within two years of their issuance.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.
“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
“Cash Management Account” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Funding Date, by and between Holdco and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Management Bank” shall mean JPMorgan Chase Bank Funding Inc., or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement.
“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard, or bad faith or gross negligence, of such Independent Director’s duties, (b) such Independent Director has engaged in, been indicted or convicted for fraud or other acts constituting any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director,” (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”, (e) such Independent Director is unable to perform his or her duties due to death, disability or incapacity or (f) any other reason for which the prior written consent of Lender shall have been obtained.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) adjustments to the Regulation D reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) announced by the Board of Governors of the Federal Reserve, or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in the case of both clauses (i) and (ii) be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (regardless of whether currently in force and effect).
“Change of Control Event” shall mean the assumption of Control of Borrower by Lender in accordance with the provisions applicable to an Event of Default hereunder and under the other Loan Documents.
“Closing Date” shall have the meaning set forth in the introductory paragraph hereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” means all collateral in which Lender is granted a security interest pursuant to the Loan Documents to secure the Obligations, including the Pledged Collateral and the REIT / TRS Pledged Collateral.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise; provided that (x) a Person shall not be deemed to lack Control even though certain decisions may be subject to customary “major decision” consent or approval rights in favor of another Person, and (y) a Person shall not be deemed to have Control even though such Person retains certain customary “major decision” consent or approval rights over another Person. “Controlled” and “Controlling” shall have correlative meanings.
“Corporate Entities” shall mean each of Borrower, the Subsidiary REIT, any TRS Subsidiary and any other Subsidiary of Borrower classified as a corporation for U.S. federal income tax purposes (but excluding any QRS).
“Covered Disclosure Information” shall have the meaning set forth in Section 9.2.2(b) hereof.
“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.
“CTB Effective Date” shall have the meaning set forth in Section 2.1.2(s) hereof.
“CTB Election” shall have the meaning set forth in Section 2.1.2(s) hereof.
“Current Interest” shall mean the interest due and payable on a monthly basis at the Current Interest Rate pursuant to Section 2.2 of this Agreement.
“Current Interest Rate” shall mean ten percent (10%) per annum.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon (including, without limitation, the PIK Accrued Amount) and all other sums (including, but not limited to, the Ticking Fee, the Administration Fee and the Exit Fee (if any)) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, the scheduled Current Interest payments due under this Agreement and the Note.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate.
“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.
“Disqualified Persons” means, individually and/or collectively, as the context may require, all private or publicly traded net lease REITs and private sponsors focused on net leases or office investments and their Affiliates, including without limitation, each Person (including each such Person’s respective Affiliates) listed on Schedule 9.2 of this Agreement, but excluding, with respect to private sponsors, such Persons effectuating a credit fund strategy and GIC (Realty) Private Limited and its Affiliates.
“Distributable Loan Proceeds” shall mean the amounts payable to WPC pursuant to clause (e)(i) of Section 2.1.4 of this Agreement and clause (e)(i) of Section 2.1.4 of the Senior Loan Agreement.
“Distribution” shall mean a distribution of the common shares of SpinCo Trust by WPC to its shareholders.
“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division pursuant to, or as permitted by, §18-217 of the Delaware Limited Liability Company Act.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) each of JPMorgan Chase Bank, National Association and JPMorgan Chase Funding Inc.
“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.
“Environmental Indemnity” shall mean that certain Mezzanine Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Equipment” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of any Borrower Party’s or Guarantor’s controlled group or under common control with any Borrower Party or Guarantor, within the meaning of Section 414 of the Code.
“ERISA Event” shall mean shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Borrower, Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower, Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Internal Revenue Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of Borrower, Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of, or filing of a notice of termination with respect to, a Plan by the Borrower, Guarantor or any ERISA Affiliate, or by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA or (j) the receipt by Borrower, Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Section 2.7 Taxes imposed on or measured by net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Section 2.7 Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Section 2.7 Taxes were payable either to such Lender’s assignor or participating Lender immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e) and (d) any withholding Section 2.7 Taxes imposed under FATCA.
“Exit Fee” shall mean, subject to Section 2.4.4, an amount equal to one percent (1.00%) of the amount of the Loan that is being repaid, in each case, due and payable from time to time upon the earlier to occur of repayment or prepayment of all or any portion of the Loan in accordance with the terms of this Agreement or when due (including on the Maturity Date).
“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(i) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the foregoing.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31.
“Fitch” shall mean Fitch, Inc.
“Fixtures” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or arrangement that is not subject to U.S. law and is maintained or contributed to by Borrower or Guarantor or pursuant to which Borrower or Guarantor could have any liability.
“Funding Conditions” shall have the meaning set forth in Section 2.1.2 hereof.
“Funding Date” shall mean the date of the funding of the Loan in accordance with Section 2.1.2 hereof.
“G&A Direct Fee” shall mean the amounts to be paid by or on behalf of Guarantor or the Loan Parties pursuant to the Advisory Agreement for certain general and administrative expenses incurred by such Persons.
“G&A Fee Reimbursement” shall mean the amount to be paid to the applicable Affiliate of WPC pursuant to the Advisory Agreement as a reimbursement for certain general and administrative expenses, including the Administrative Reimbursement (as defined in the Advisory Agreement).

“G&A Fees” shall mean, collectively, (i) the G&A Direct Fee and (ii) the G&A Fee Reimbursement.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Gross Rents” shall mean an amount equal to annual rental income reflected in a current rent roll for all Tenants paying rent, open for business and in actual physical occupancy of their respective space demised pursuant to Leases which are in full force and effect.
“Ground Lease” shall mean that certain Indenture of Lease, dated as of April 10, 1958 between Ground Lease Senior Borrower, as successor-in-interest to the initial lessor thereunder,  and Ground Lessor, as successor-in-interest to the initial ground lessor thereunder, as modified by that certain Estoppel Certificate, dated as of September 7, 2023, as the same may be further amended, restated, replaced or otherwise modified from time to time.
“Ground Lease Senior Borrower” shall mean 601 Jefferson Tower (TX) LLC, a Delaware limited liability company.
“Ground Leased Property” shall mean that certain Individual Property demised by a Ground Lease.
“Ground Lessor” shall mean the lessor under the Ground Lease.
“Guarantor” or “SpinCo Trust” shall mean Net Lease Office Properties, a Maryland real estate investment trust.
“Guaranty” shall mean that certain Mezzanine Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.
“Holdco” shall mean NLO Holding Company LLC, a Delaware limited liability company.
“Improvements” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Incorporation Actions” shall have the meaning set forth in Section 2.1.2(t) hereof.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations); (d) obligations of such Person under letters of credit; (e) obligations of such Person under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations of such Person under PACE Loans and (h) obligations of such Person secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).
“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
“Indemnified Persons” shall have the meaning set forth in Section 9.1.1(e).
“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnifying Person” shall mean each of Borrower and Guarantor.
“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:
(a)a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of Borrower, Senior Borrower or an Affiliate of Borrower that does not own a direct or indirect ownership interest in Borrower or Senior Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);
(b)a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);
(c)a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)a Person that Controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect ownership interest in Borrower shall be qualified to serve as an Independent Director of Borrower; provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.
“Individual Material Adverse Effect” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Individual Property” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Individual Senior Borrower” shall have the meaning set forth in the recitals hereto.
“Initial Maturity Date” shall mean the date that is the sixtieth (60th) Monthly Payment Date after the Funding Date.
“Insolvency Laws” shall mean the Bankruptcy Code and any existing or future Federal, state, local or foreign law relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition, creditors’ rights or other relief with respect to debts or debtors.
“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the date hereof delivered by Reed Smith LLP in connection with the Loan.
“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) of the Senior Loan Agreement.
“Insurance Proceeds” shall have the meaning ascribed to such term in the Senior Loan Agreement.

“Intended Tax Treatment” shall have the meaning set forth in Section 5.1.25(c) hereof.
“Intercompany Obligation” shall mean a non-interest bearing obligation by Borrower to pay a principal amount equal to the estimated Distributable Loan Proceeds.
“Intercreditor Agreement” means, individually and/or collectively, as the context may require, any intercreditor agreement entered into between Lender and Senior Lender, as the same may be amended, replaced, supplemented or otherwise modified from time to time.
“Interest Rate” shall mean (x) the Current Interest Rate plus (y) the PIK Interest Rate.
“Interest Shortfall” shall mean, with respect to any repayment or prepayment of any portion of the Loan (including a repayment on the Maturity Date), the Current Interest that would have accrued on such portion of the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Monthly Interest Period during which such repayment or prepayment occurs.
“Lease” shall mean any lease, other than any Ground Lease or PILOT Lease, sublease or subsublease, letting, license, concession or other agreement (whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the any Individual Property by or on behalf of an Individual Senior Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. The term “Lease” shall not include any Management Agreement.
“Lease Termination Payments” shall have the meaning set forth in Section 7.4.1(b) of the Senior Loan Agreement.
“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof other than any Ground Lease or PILOT Lease, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all licenses), and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Senior Borrower, at any time in force affecting Borrower or Senior Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns and, for purposes of Sections  2.2.3(g)(iii) and 2.7, its participants.
“Liabilities” shall have the meaning set forth in Section 9.2.2(h) hereof.
“Lien” shall mean, with respect to each Individual Property or the Collateral, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan or any other encumbrance, charge on or affecting any Individual Senior Borrower or Borrower, any Individual Property, the Collateral, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Liquidation Event” shall mean (i) any Casualty to the Property or any material portion thereof, (ii) any taking of the Property or any material portion thereof, (iii) a transfer of fee title to the Property in connection with a realization thereon following an “Event of Default” with respect to the Senior Loan in accordance with the Senior Loan Documents, including, without limitation, a foreclosure sale or a deed in lieu thereof, or a transfer of title to any Pledged Collateral (as defined in the Senior Loan Agreement) in connection with a foreclosure of assignment in lieu thereof under the Pledge Agreement (as defined in the Senior Loan Agreement), or (iv) any refinancing or payoff of the Senior Loan.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Pledge Agreement, the REIT / TRS Pledge Agreement, the Note, the Environmental Indemnity, the Guaranty, the Member Guaranty, and all other documents and instruments now or hereafter executed and/or delivered by Borrower, Member, NLO Holding Company LLC or Guarantor that evidence, secure and/or provide credit support for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Lockbox Account” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Lockbox Agreement” shall mean that certain Blocked Account Control Agreement, dated as of the Funding Date, among Holdco, Senior Lender, and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.
“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“Major Lease” shall mean any Lease (a) for all or substantially all of the Improvements at any Individual Property, (b) for any Individual Property with more than one Tenant, any Lease for more than 50,000 square feet, (c) in which the Tenant thereunder is an Affiliate of Borrower or Guarantor or (d) which is entered into, modified or terminated during an Event of Default.
“Management Agreement” shall mean, with respect to each applicable Individual Property, the management agreement entered into by and between the applicable Individual Senior Borrower and the applicable Manager for such Individual Property, pursuant to which such Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, a Qualified Manager who is managing the such Individual Property in accordance with the terms and provisions of this Agreement and the Senior Loan Agreement pursuant to a Replacement Management Agreement, in each case as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.
“Manager” shall mean each of the Persons listed on Schedule 4.1.31 hereto with respect to the applicable Individual Properties indicated thereon, or, if the context requires, a Qualified Manager who is managing any Individual Property in accordance with the terms and provisions of this Agreement and the Senior Loan Agreement pursuant to a Replacement Management Agreement.
“Material Action” shall mean with respect to any Person (a) such Person filing a voluntary petition, filing any insolvency or reorganization case or proceeding, instituting proceedings to have such Person be adjudicated bankrupt or insolvent or otherwise seeking relief, in each case under the Bankruptcy Code or any other Insolvency Law; (b) such Person seeking, or applying for the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, examiner or similar person for such Person or any portion of any Individual Property; (c) such Person making an assignment for the benefit of creditors; (d) such Person admitting, in writing (other than in correspondence with Lender in connection with a workout or restructuring of the Loan) or in any legal proceeding, its insolvency or its general inability to pay its debts as they become due (except as may be required under subpoena or pursuant to any court required document) or (e) such Person supporting, colluding with respect to, consenting to, acquiescing to, approving, joining in any action of a type described in any of the preceding clauses (a)–(d).
“Material Adverse Effect” shall mean any material adverse effect on (a) the business, profits, operations, assets and liabilities, or financial condition of Borrower, taken as a whole, (b) the Property or the Collateral or the use, operation, or value thereof, in each case, taken as a whole, (c) the ability of Borrower to repay the principal and interest of the Loan as it becomes due, or (d) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under the Loan Documents.

“Maturity Date” shall mean the Initial Maturity Date or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise.
“Maximum Legal Rate” shall mean the maximum non usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“MDP Compliance Period” shall have the meaning ascribed thereto in the Senior Loan Agreement.
“Member” shall mean NLO OP LLC, a Delaware limited liability company.
“Member Guaranty” shall mean that certain Guaranty (Member), dated as of the date hereof, executed and delivered by Member in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Minimum Amount” shall mean, as of any measurement date, an amount equal to $430,000,000 multiplied by the quotient obtained by dividing (i) the lesser of (a) the then outstanding principal balance of the Loan and (b) $120,000,000, by (ii) $120,000,000.
“Monthly Debt Service Payment Amount” shall mean, on each Monthly Payment Date, the amount of Current Interest which accrues on the Loan for the related Monthly Interest Period.
“Monthly Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Monthly Payment Date, including the Maturity Date, the period commencing on and including the fifteenth (15th) day of the prior calendar month and ending on and including the fourteenth (14th) day of the calendar month in which such Monthly Payment Date occurs; provided, however, that the initial Monthly Interest Period shall begin on the Funding Date and shall end on the fourteenth (14th) day of the first full calendar month after the Funding Date (or the 14th date of the calendar month in which the Funding Date occurs if the Funding Date occurs on or before the 14th day of such calendar month).
“Monthly Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall have the meaning ascribed to such term in the Senior Loan Agreement.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, that is subject to Title IV of ERISA and in respect of which Borrower, Senior Borrower, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.
“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and (a) is maintained for employees of Borrower, Senior Borrower, Guarantor or any ERISA Affiliate and at least one Person other than Borrower, Senior Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Senior Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.
“Net Liquidation Proceeds After Debt Service” shall mean with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Senior Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation (but only to the extent not paid to Senior Lender in order to pay down the Senior Loan in accordance with the Senior Loan Agreement), less (i) Lender’s and/or Senior Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) in the case of Casualty or Condemnation, the costs incurred by Senior Borrower in connection with a restoration of the Property made in accordance with the Senior Loan Documents, (iii) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Senior Loan Documents to Senior Lender, (iv) in the case of a foreclosure sale, disposition or transfer of title to the Property or Pledged Collateral (as defined in the Senior Loan Agreement) in connection with realization thereon following a Senior Loan Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such costs and expenses incurred by Senior Lender under the Senior Loan Documents as Senior Lender shall be entitled to receive reimbursement for under the terms of the Senior Loan Documents and (vi) in the case of a refinancing of the Senior Loan, such costs and expenses (including reasonable attorneys’ fees) of the reasonable, customary and market closing costs and any other reasonable and customary third-party costs and expenses actually incurred by Senior Borrower in connection with such refinancing.
“Non-Collateral Property” means all property directly or indirectly owned by Member other than its direct and/or indirect interest in the Properties.
“Non-Collateral Property Excess Cash Flow” shall have the meaning ascribed to such term in the Member Guaranty.
“Note” shall mean that certain Mezzanine Promissory Note, dated the date hereof, in the original principal amount of $120,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or one of its Controlling Affiliates, as applicable.
“Other Charges” shall mean all ground rents (other than amounts payable under the PILOT Leases or PILOT Lease Documents), impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.
“Other Connection Taxes” shall mean Section 2.7 Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“Other Obligations” shall mean, collectively, Borrower’s obligations for the performance of all covenants, conditions, liabilities and obligations of Borrower contained in this Agreement and the other Loan Documents.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outside Funding Date” shall have the meaning set forth in Section 2.1.2(a) hereof.
“Ownership Change Limitation” shall mean an ownership change of Borrower within the meaning of Section 382 of the Code and the Treasury regulations thereunder, but calculated by replacing the fifty percent (50%) threshold set forth in Section 382(g)(1)(A) with thirty-two and one-half percent (32.5%) and based on reasonably available information, including the Securities and Exchange Commission Schedules 13D and 13G of Guarantor.
“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Individual Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against such Individual Property.

“Participant Register” shall have the meaning set forth in Section 9.2.1(f) hereof.
“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.
“Permitted Encumbrances” shall mean, (I) with respect to each Individual Property and the Collateral, (a) the Liens and security interests created by the Loan Documents and the Senior Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof and the UCC policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or that are being contested in accordance with the terms of this Agreement and for which Borrower or Senior Borrower has set aside on its books adequate reserves in accordance with GAAP, (d) each Ground Lease, PILOT Lease and PILOT Lease Document, (e) Liens being contested in accordance with the Loan Documents or Senior Loan Documents, (f) Liens securing Permitted Equipment Financing, (g) rights of Tenants under Leases in effect on the Closing Date or entered into in accordance with the terms of this Agreement and the Senior Loan Agreement, (h) rights of Manager under any Management Agreement in effect on the Closing Date or entered into in accordance with the terms of this Agreement and the Senior Loan Agreement, (i) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting any Individual Property, in each case, that do not result in any Individual Material Adverse Effect and (j) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, and (II) with respect to each Borrower Party whose equity interests are the subject of a Pledge Agreement (hereunder or under the Senior Loan Agreement), the liens of such Pledge Agreements and, as applicable, the other Loan Documents or Senior Loan Documents.
“Permitted Equity Transfer” shall mean any of the following: (a) any Transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any Transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) transfers of direct and indirect equity interests in Member by any Person so long as (i) Guarantor remains a publicly traded entity with its shares on the New York Stock Exchange or another nationally or internationally recognized stock exchange, (ii) Guarantor continues to Control each other Restricted Party, (iii) Guarantor continues to own, directly or indirectly, at least 51% of the ownership interest in each other Restricted Party (other than Guarantor), and (iv) either (A) no Ownership Change Limitation would reasonably be expected to exist immediately following such Transfer, or (B) such Transfer would not reasonably be expected to increase the percentage ownership of 5% shareholders of Borrower (including any “public group” as defined in Section 1.382-2T(f)(13) of the Treasury regulations treated as such) for purposes of determining whether there is an Ownership Change Limitation; (d) any direct or indirect Transfer of any interest in Guarantor by the public shareholders thereof and their beneficial owners, (e) the sales, transfer or issuance of Borrower Preferred Interests and/or Subsidiary REIT Preferred Interests, and (f)

transfers of direct or indirect equity interests in one or more Individual Senior Borrowers to (i) a Subsidiary REIT (or direct or indirect wholly owned subsidiary thereof) or (ii) TRS (provided that the equity value of the assets held by all TRS Subsidiaries does not exceed twenty percent (20%) of the total equity value of Borrower), in each case, subject to the terms and conditions of Section 5.2.10(e) hereof.
“Permitted REIT Preferred Interests Transfer” shall mean any Transfer described in clause (e) of the definition of “Permitted Equity Transfer”.
“Permitted REIT / TRS Transfer” shall mean any Transfer described in clause (f) of the definition of “Permitted Equity Transfer”.
“Permitted Transfer” shall have the meaning set forth in Section 5.2.10(b).
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“PIK Accrued Amount” shall have the meaning set forth in Section 2.3.1.
“PIK Interest Rate” shall mean 4.5% per annum.
“PILOT Bonds” shall mean, individually and/or collectively, any taxable revenue bond or similar bond issued by a PILOT Lessor in favor of any Individual Senior Borrower in connection with the PILOT Lease.
“PILOT Lease” shall mean each of the PILOT leases described on Schedule 4.1.42 hereto.
“PILOT Lease Documents” shall mean, individually and/or collectively, any documents executed by the applicable Individual Senior Borrower (other than the PILOT Lease and including any PILOT Bonds) in connection with any PILOT Lease described on Schedule 4.1.42 hereto.
“PILOT Lessor” shall mean each lessor under a PILOT Lease, as described on Schedule 4.1.42 hereto.
“PILOT Property” or “PILOT Properties” shall mean those certain Individual Properties demised by each of the PILOT Leases as set forth on Schedule 4.1.42 hereto.
“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan.

“Plan Asset Regulations” shall have the meaning set forth in Section 5.2.9(b)(i) hereof.
“Pledge Agreement” shall mean, individually or collectively as the context shall require, (i) that certain Mezzanine Loan Pledge and Security Agreement (NLO OP), dated as of the date hereof, executed and delivered by Member in favor of Lender as security for the Loan (the “Member Pledge Agreement”) and (ii) that certain Mezzanine Loan Pledge and Security Agreement (Mezzanine Borrower), dated as of the date hereof, executed and delivered by Borrower in favor of Lender as security for the Loan (the “Borrower Pledge Agreement”), as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Pledged Collateral” shall mean, collectively, the “Pledged Collateral” as defined in the Member Pledge Agreement and the “Pledged Collateral” as defined in the Borrower Pledge Agreement.
“PPD Dispute” shall mean all claims and counterclaims asserted in the action captioned PPD Development, L.P. vs. Morrisville Landlord (NC) LP, No. 22CVS014022-910 (Wake County, North Carolina).
“Principal” shall mean the Special Purpose Entity that is the general partner of an Individual Senior Borrower, if such Individual Senior Borrower is a limited partnership, or managing member of an Individual Senior Borrower, if such Individual Senior Borrower is a limited liability company other than a single-member Delaware limited liability company.
“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of the Senior Loan Agreement, to the extent the same is encumbered by a Mortgage and has not been released therefrom pursuant to the terms of the Senior Loan Agreement.
“Provided Information” shall mean any and all financial and other information regarding Borrower, Senior Borrower, Guarantor, the Property (other than information with respect to Tenants generated by Tenants or their principals, including any Tenant financials) or the Collateral provided at any time by Borrower, Senior Borrower and /or Guarantor expressly for inclusion in any Disclosure Document.
“Qualified Manager” shall mean either (a) any Person then serving as Manager for any Individual Property; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties; provided that, if such entity is an Affiliate of Borrower, if required by Lender, Borrower shall have delivered an Additional Insolvency Opinion to Lender.
“Quarterly Interest Period” shall mean, in connection with the calculation of PIK Interest accrued with respect to any specified Quarterly Payment Date, including the Maturity Date, the three-month period commencing on and including the fifteenth (15th) day of the prior calendar quarter and ending on and including the fourteenth (14th) day of the calendar quarter in which such Quarterly Payment Date occurs; provided, however, the initial Quarterly Interest Period shall begin on the Funding Date and shall end on the fourteenth (14th) day of the calendar quarter after the Funding Date (or if the 14th day of the calendar quarter in which the Funding Date occurs if the Funding Date occurs on or before the 14th day of such calendar quarter); provided, further, however, that notwithstanding the foregoing proviso, if the Funding Date is on or after October 15, 2023, then the initial Quarterly Interest Period shall begin on the Funding Date and shall end on January 14, 2023.
“QRS” shall mean a “qualified REIT subsidiary” as defined under Section 856 of the Code.
“Quarterly Payment Date” shall mean the ninth (9th) day of each calendar quarter during the term of the Loan, or if such date is not a Business Day, the immediately succeeding Business Day.
“Rating Agencies” shall mean, individually and/or collectively, as the context may require, S&P, Moody’s, Fitch or any other nationally recognized statistical rating agency selected by Lender.
“REA” shall mean, collectively, the covenants, restrictions, easements, declarations or agreements of record affecting the Property that are described on Schedule 4.1.43 attached hereto.
“Register” shall have the meaning set forth in Section 9.2.1(d) hereof.
“REIT” means an entity that has made, or for such Fiscal Year intends to make, an election to be taxed as a real estate investment trust under Sections 856 through 860 of the Code.
“REIT / TRS Pledge Agreement” shall mean that certain second-priority pledge and security agreement, dated as of the Funding Date, to be delivered by Holdco in favor of Lender, granting Lender a second-priority security interest in 100% of the common equity interest in NLO MB TRS LLC and 100% of the common equity interests in NLO SubREIT LLC, in substantially the same form as the Pledge Agreement or otherwise in form and substance reasonably acceptable to Lender, together with any additional pledge and security agreement delivered to Lender under Section 5.2.10(e) granting a second-priority security interest in any new TRS Subsidiary or Subsidiary REIT, as applicable, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“REIT / TRS Pledged Collateral” shall mean, collectively, the “Pledged Collateral” as defined in the REIT / TRS Pledge Agreement.
“Release Amount” shall mean for an Individual Property the amount set forth on Schedule 1.1(a) hereto.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.
“Rents” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Replacement Management Agreement” shall mean, to the extent required by this Agreement, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Senior Lender (or of such other form and substance reasonably acceptable to Senior Lender), executed and delivered to Senior Lender by Senior Borrower and such Qualified Manager at Borrower or Senior Borrower’s expense.
“Reserve Funds” shall have the meaning set forth in the Senior Loan Agreement.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation (subject to Legal Requirements and taking into account the taken portions of the Individual Property with respect to any Condemnation), with such alterations as may be reasonably approved by Lender.
“Restricted Party” shall mean collectively, (a) Borrower, Holdco, Senior Borrower, TRS, any Subsidiary REIT, Guarantor, and Member and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Holdco, Senior Borrower, any Subsidiary REIT, TRS, Guarantor, and Member (excluding, for the avoidance of doubt, WPC (or any of its subsidiaries) and their respective shareholders from and after the Distribution and the transfers contemplated to be effectuated in connection therewith). In no event shall “Restricted Party” include (A) any Person who is a publicly-traded company on a nationally or internationally recognized stock exchange (other than Guarantor) or any Person that holds a beneficial interest therein, or (B) any Person in its capacity as a holder of Borrower Preferred Interests and/or Subsidiary REIT Preferred Interests or any Person that holds a beneficial interest in such Person.
“S&P” shall mean Standard & Poor’s Ratings Services.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Satisfactory Search Results” shall mean the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to the applicable transferee and its applicable affiliates, in each case, (i) revealing no matters which would have an Individual Material Adverse Effect; (ii) demonstrating that any transferee is not an Embargoed Person and has not violated any Anti-Money Laundering Laws and (iii) yielding no material adverse results, as reasonably determined by Lender, based on the then-current “know your customer” requirements of Lender.
“Section 2.7 Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Section 362(e)(2)(C) Election” shall have the meaning set forth in Section 2.1.2(r) hereof.
“Securities” shall have the meaning set forth in Section 9.2.2(a) hereof.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securitization” shall have the meaning set forth in Section 9.2.2(a) hereof.
“Securitization Indemnified Persons” shall have the meaning set forth in Section 9.2.2(h) hereof.
“Security Documents” means collectively, (i) the Pledge Agreement, and (ii) all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security interests in personal property created pursuant to the Security Documents.
“Senior Borrower” shall mean the entities identified on Exhibit A attached hereto, in each case, until such time as such Person is released from the Lien of the Senior Loan Documents pursuant to Section 2.5.2 of the Senior Loan Agreement.
“Senior Lender” shall mean JPMorgan Chase, National Association, together with its successors and/or permitted assigns, in its capacity as Senior Lender under the Senior Loan Documents.
“Senior Loan Agreement” means that certain Loan Agreement, dated as of the Closing Date, between Senior Lender and Senior Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Senior Loan Documents” shall have the meaning assigned to the term “Loan Documents” in the Senior Loan Agreement.
“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
“Similar Law” shall have the meaning set forth in Section 4.1.9(b) hereof.
“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that is subject to Title IV of ERISA and (a) is maintained for employees of Borrower, Guarantor or any ERISA Affiliate and no Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.
“Special Purpose Entity” shall mean a limited partnership or limited liability company that, at all times on and after the date thereof, shall comply with the following requirements unless it has received prior written consent to do otherwise from Lender:
(i)is and shall be organized solely for the purpose of (A) with respect to Borrower, owning, holding, maintaining, selling, transferring, exchanging and managing directly or indirectly, 100% of the limited liability company or limited partnership interests in the Individual Senior Borrowers and/or the Principals, through its direct ownership of the limited liability company interests in Pledgor (the “Pledgor Equity Assets”), the indirect interests in each Individual Senior Borrower, and entering into and performing its obligations under the Loan Documents, or (B) with respect to NLO Pledgor LLC, owning, holding, maintaining, selling, transferring, exchanging and managing directly or indirectly, 100% of the limited liability company interests in Holdco (the “Holdco Equity Assets”, and together with the Pledgor Equity Assets, individually or collectively, as the context may require, the “Equity Assets”);
(ii)shall not engage in any business unrelated to owning, holding, maintaining, selling, transferring, exchanging and managing the Equity Assets;
(iii)shall not own any real property;
(iv)does not have and shall not have any assets other than its membership interest in the Equity Assets and personal property necessary or incidental to its ownership of such Equity Assets;
(v)shall not engage in, seek, consent to or permit (A) any dissolution, winding up, Division, liquidation, consolidation or merger, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;
(vi)shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition without the prior consent of Lender;

(vii)if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a single-member Delaware limited liability company, (B) has (or its member has) two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.1%;
(viii)intentionally omitted;
(ix)if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has (or its sole member has) at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;
(x)if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company (or its sole member shall have such Independent Directors), (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action unless two (2) Independent Directors then serving as managers of the company (or the two (2) Independent Directors then serving as managers of its sole member) shall have participated and consented in writing to such Material Action, and (D) has and shall have either (I) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (II) two (2) natural persons or one (1) entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
(xi)intentionally omitted;
(xii)shall at all times intend to remain solvent, and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, in each case, to the extent the Pledgor Equity Assets produce sufficient net cash flow to do so and Lender permits such cash flow or loan proceeds to applied for such purposes. None of the foregoing shall require any direct or indirect member, partner or shareholder of the Special Purpose Entity or any other Person to make additional capital contributions to the Special Purpose Entity;
(xiii)shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xiv)except as expressly contemplated as a result of the cash management provisions provided for in Section 2.6 of this Agreement, the Senior Loan Agreement, the Cash Management Agreement and the Lockbox Agreement, shall maintain its bank accounts, books of account, books and records separate from those of any other Person (except that the Special Purpose Entity’s assets and liabilities may be included in a consolidated financial statement of its Affiliates as provided in clause (xix) below) and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required or permitted by law to file consolidated tax returns or is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;
(xv)intentionally omitted;
(xvi)shall not, except as expressly contemplated as a result of the cash management provisions provided for in Section 2.6 of this Agreement, the Senior Loan Agreement, the Cash Management Agreement and the Lockbox Agreement, commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person;
(xvii)shall hold its assets in its own name;
(xviii)shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower or Senior Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;
(xix)(A) shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party; and (B) such Person’s assets shall not be listed as assets on the financial statement of any other Person; provided, however, that such Person’s assets may be included in a consolidated financial statement of its Affiliates;
(xx)shall pay its own liabilities and expenses, (including the salaries of its own employees (if any) and a fairly and reasonably allocated portion of any personnel and overhead expenses that it shares with any Affiliate, constituent, or owner, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, any shared office space and services performed by any employee of an Affiliate), out of its own funds and assets (or the same will be paid as part of the G&A Fees as provided for in the Senior Loan Agreement);
(xxi)shall observe all partnership, corporate or limited liability company formalities, as applicable, to the extent necessary to maintain separate existence;
(xxii)intentionally omitted;

(xxiii)shall have no Indebtedness other than (A) in the case of Borrower, (i) liabilities incurred in the ordinary course of business relating to the ownership of the limited liability company interests in Pledgor, (ii) the Loan, and (iii) the Intercompany Obligation, and (B) in the case of Pledgor, have no Indebtedness other than (i) liabilities incurred in the ordinary course of business relating to the ownership of the Equity Assets, in amounts not to exceed $25,000 at any one time which liabilities are not more than sixty (60) days past the date due, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, (ii) Taxes, to the extent not yet delinquent, and (iii) its obligations under the Loan Documents to which it is a party;
(xxiv)except as contemplated by the Loan Documents, (i) shall not assume or guarantee or become obligated for the debts of any other Person, (ii) shall not hold out its credit as being available to satisfy the obligations of any other Person and (iii) shall not pledge its assets to secure the obligations of any other Person;
(xxv)shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate, other than the applicable Equity Assets owned by such Person;
(xxvi)intentionally omitted;
(xxvii)shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
(xxviii)intentionally omitted;
(xxix)intentionally omitted;
(xxx)shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxxi)shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) except (i) in connection with any tenant improvement allowance under any Lease approved by Lender or Senior Lender (to the extent such approval is required), or (ii) as otherwise expressly permitted under the Loan Documents or Senior Loan Documents;
(xxxii)shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and shall not identify itself as a division of any other Person;

(xxxiii)other than the Loan Documents and capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;
(xxxiv)shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;
(xxxv)intentionally omitted;
(xxxvi)shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to the Guaranty, the Environmental Indemnity, the Mezzanine Member Guaranty and the other Loan Documents;
(xxxvii)shall not form, acquire or hold any subsidiary (other than, with respect to Borrower and Pledgor the subsidiaries set forth on the organizational chart attached hereto as Schedule 4.1.1 (as may be revised from time to time to reflect any Permitted Equity Transfer));
(xxxviii)shall comply with all of the terms and provisions contained in its organizational documents necessary to maintain its separate existence;
(xxxix)shall conduct its business so that each of the material assumptions made about it and each of the facts stated about it in the Insolvency Opinion or, if applicable, any Additional Insolvency Opinion are true; and
(xl)except as expressly permitted by the Loan Documents and Senior Loan Documents, shall not permit any Affiliate or constituent party independent access to its bank accounts.
“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.
“Subsidiary REIT” means NLO SubREIT LLC, a Delaware limited liability company, and any other entity in which Borrower directly or indirectly owns 100% of the applicable Subsidiary REIT Common Equity Interests, that holds a direct or indirect interest in certain Individual Senior Borrowers and is or intends to elect to qualify to be taxed as a REIT.
“Subsidiary REIT Common Equity Interests” shall mean the class of common equity interests in a Subsidiary REIT held directly or indirectly by Borrower.

“Subsidiary REIT Preferred Interests” shall mean any class of equity interest of a Subsidiary REIT for which dividend rights or rights on liquidation, dissolution or winding up rank senior to, or have any other rights in preference of, the applicable Subsidiary REIT Common Equity Interests; provided, however, that the applicable Subsidiary REIT Preferred Interests do not exceed 650 preferred equity interests with an aggregate liquidation preference of approximately $650,000, subject to certain increases for the redemption of such interests within two years of their issuance, of which no more than 150 preferred equity interests with an aggregate liquidation preference of approximately $150,000 shall be held other than by a Borrower Party.
“Survey” shall mean, with respect to each Individual Property, a survey of such Individual Property in question prepared by a surveyor licensed in the applicable State and reasonably satisfactory to Lender and the company or companies issuing the related Title Insurance Policy, and, solely with respect to any new survey obtained at the request of Lender in connection with the closing of the Loan or thereafter, containing a certification of such surveyor reasonably satisfactory to Lender.
“Tax Basis Schedule” shall have the meaning set forth in Section 5.1.11(a) hereof.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof. In no event shall any PACE Loan be considered Taxes for purposes of this Agreement.
“Tenant” shall mean the lessee of all or a portion of an Individual Property under a Lease.
“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.
“Ticking Fee” shall have the meaning set forth in Section 2.1.2 hereof.
“Title Insurance Policy” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
“TRS” shall mean NLO MB TRS LLC, a Delaware limited liability company.
“TRS Subsidiary” shall have the meaning ascribed to such term in the Senior Loan Agreement.
“UCC” or “Uniform Commercial Code” shall mean, unless otherwise noted herein, the Uniform Commercial Code as in effect in the applicable State in which the Individual Property is located.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Obligations” shall have the meaning set forth in Section 4.1.26 hereof.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e)(ii)(B)(3).
“WPC” shall mean W. P. Carey Inc., a Maryland corporation.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All references to the Loan Agreement, the Note or any other Loan Document shall mean the Loan Agreement, the Note or such other Loan Document as in effect on the date hereof, as each of the same may hereafter be amended, restated, replaced, supplemented or otherwise modified. With respect to terms defined by cross-reference to the Senior Loan Documents, such defined terms shall have the definitions set forth in the Senior Loan Documents as of the date hereof, and no modifications to the Senior Loan

Documents shall have the effect of changing such definitions for the purposes of this Agreement unless Lender has approved the amendment or modification to the Senior Loan Document in which such definition was modified or otherwise expressly agrees that such definitions as used in this Agreement have been revised. The words “Borrower shall cause Senior Borrower to” or “Borrower shall cause Senior Borrower not to” or “Borrower shall not permit Senior Borrower to” (or words of similar meaning), as used herein, shall mean that Borrower shall exercise its rights as the indirect member of Senior Borrower, in its own capacity to cause Senior Borrower to so act or not to so act, as applicable (or that Borrower shall exercise its rights as the indirect member of Senior Borrower, in its own capacity and/or as indirect member of Senior Borrower to permit Senior Borrower to so act or not to so act, as applicable). Borrower and Lender hereby acknowledge and agree that, as to any clauses or provisions contained in this Agreement or any of the other Loan Documents to the effect that (i) Borrower shall cause Senior Borrower to act or to refrain from acting in any manner or (ii) Borrower shall cause to occur or not to occur, or otherwise be obligated in any manner with respect to, any matters pertaining to Senior Borrower, the Property or the Collateral, or (iii) other similar effect, such clause or provision, in each case, is intended to mean, and shall be construed as meaning, that Borrower has undertaken to act and is obligated to act only in its capacity as the sole indirect member of Senior Borrower but not directly with respect to Senior Borrower, the Collateral or the Property or in any other manner which would adversely affect Borrower’s existence as a Single Purpose Entity or violate any of the Special Purpose Entity covenants contained herein, in the Senior Loan Documents or other similar covenants contained in Borrower’s organizational documents.
1.2.1Action by Senior Borrower. If (i) Borrower is obligated hereunder to undertake any action that may only be undertaken by Senior Borrower, or (ii) this Agreement obligates or prohibits Senior Borrower to undertake any action, or (iii) this Agreement requires Borrower to “cause” or “not to permit” Senior Borrower from taking any action, the applicable provision hereunder or under any of the Loan Documents shall be deemed to require Borrower to exercise its rights as the sole indirect member of the Senior Borrower to cause Senior Borrower to undertake such action or abstain from taking such action (and, in no event shall Borrower be required to act directly with respect to the Property or in any other manner which would violate any of the covenants contained in this Agreement or in the Senior Loan Agreement or other similar covenants contained in Borrower’s or Senior Borrower’s organizational documents).
ARTICLE II – GENERAL TERMS
Section 2.1Loan; Disbursement to Borrower.
2.1.1Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Funding Date. Borrower acknowledges that a payment of one and one-half percent (1.50%) of the principal amount of the Loan is due to Lender on the Funding Date, is earned (and non-refundable) on the date hereof, constitutes original issue discount and, as such, is not being advanced to Borrower on the date hereof or on the Funding Date; provided, however, that such an original issue discount constitutes a portion of the Debt evidence by the

Note as of the date hereof, interest will accrue thereon from and after the Funding Date, and such amount with interest will be repayable to Lender on the Maturity Date.
2.1.2Single Disbursement to Borrower; Funding Date. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower agrees to pay to Lender a fee (a “Ticking Fee”) equal to six percent (6%) per annum on the unfunded amount of the Loan during the period from and including the Closing Date to but excluding the earlier to occur of (i) the Funding Date and (ii) the Outside Funding Date.  Accrued Ticking Fees shall be payable in arrears (i) on the last Business Day of each month, commencing on September 29, 2023, and (ii) on the earlier to occur of (i) the Funding Date and (ii) the Outside Funding Date.  Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Subject to the terms of this Section 2.1.2, Borrower shall have the right to request a single disbursement of the original principal amount of the Loan, upon not less than two (2) Business Days’ prior written notice to Lender and the satisfaction (or waiver in Lender’s sole discretion) of the following conditions precedent (collectively, the “Funding Conditions”):
(a)Distribution. WPC shall have authorized and declared the Distribution (as such date may be amended, the “Declaration Date”) to be effected on or prior to November 10, 2023 (the “Outside Funding Date”).
(b)Post-Closing Requirements. Borrower shall (or shall cause Senior Borrower to), at Borrower’s sole cost and expense, (i) satisfy the post-closing requirements set forth on Schedule 2.1.2(b)-A attached hereto on or prior to the Funding Date and (ii) use commercially reasonable efforts to satisfy the post-closing items set forth on Schedule 2.1.2(b)-B attached hereto.
(c)Distribution Matters. (i) The Registration Statement on Form 10 filed by SpinCo Trust related to the Distribution shall have been declared effective by the Securities and Exchange Commission; and (ii) the common shares of SpinCo Trust shall have been approved for listing on the New York Stock Exchange (or other nationally recognized stock exchange).
(d)No Default. On the Funding Date there shall exist no Event of Default.
(e)Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents or otherwise made by or on behalf of Borrower in connection therewith shall have been true and correct on the date on which made and shall also be true and correct on the Funding Date, except to the extent (i) that any representation is made as of a specific date and (ii) of any changes in facts and circumstances not resulting from any breach or default under the Loan Documents; provided, that, the representations in Section 4.1.1 may be updated by Borrower to reflect the Distribution; provided, further, that Schedule 4.1.5 attached hereto may not be updated without Lender’s prior written consent.
(f)Intentionally Omitted.

(g)Pledge Agreement; UCC Policies. Holdco shall execute and deliver the REIT / TRS Pledge Agreement. The Pledge Agreement shall constitute a valid and enforceable lien on the Pledged Collateral, in favor of Lender for the full amount of the Loan advanced to and including the date of such advance, free and clear of all liens except for Permitted Encumbrances. The REIT / TRS Pledge Agreement shall constitute a valid and enforceable lien on the REIT / TR Pledged Collateral, in favor of Lender for the full amount of the Loan advanced to and including the date of such advance, free and clear of all liens except for Permitted Encumbrances and Liens in favor of Senior Lender. Stewart Title Guaranty Company, as UCC insurer (“UCC Insurer”) shall have confirmed that, upon receipt of premiums therefor, UCC Insurer will be irrevocably committed to issue the UCC policies for the Pledged Collateral in the form of the proforma UCC policies approved by Lender prior to the Closing Date, and Borrower will pay the premiums for such UCC policies (which may be funded out of Loan proceeds).
(h)Intentionally Omitted.
(i)Lockbox Agreements and Cash Management Agreement. The Lockbox Agreement and the Cash Management Agreement, each in form and substance satisfactory to Lender, shall have been executed and delivered by all parties thereto. Borrower shall have caused Senior Borrower to deliver all Tenant Directions Letters in accordance with Section 2.6.1(b) hereof.
(j)Officer’s Certificate. Borrower shall have delivered to Lender an Officer’s Certificate from Borrower (i) attaching an updated organizational chart for the Borrower Parties and Guarantor, certifying that such organizational chart is true, complete and correct as of the Funding Date (other than any depiction of the public shareholders of Guarantor and any Borrower Preferred Interests and/or Subsidiary REIT Preferred Interests), (ii) stating that all of the conditions in this Section 2.1.2 have been satisfied (or waived by Lender in its sole discretion), (iii) certifying that all representations and warranties in Article IV of this agreement are true and correct as of the Funding Date, subject to the qualifications set forth in clause (e) above; provided, that, the representations in Section 4.1.1 may be updated by Borrower to reflect the Distribution, (iv) stating that no Event of Default has occurred and is continuing as of the Funding Date, and (v) certifying that Borrower is, on the Funding Date, in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.
(k)Opinions. Borrower shall have delivered to Lender executed originals of the following opinions of counsel, dated as of the Funding Date, with exhibits and schedules attached and with executed copies of any referenced opinion certificates attached (collectively, the “Opinions”), each in form and substance reasonably acceptable to Lender and Senior Lender: (i) an opinion letter from Reed Smith LLP or another counsel reasonably satisfactory to Lender opining as to the creation and perfection of the security interest in the Lockbox Account in favor of Senior Lender and (ii) an opinion letter from Reed Smith LLP or another counsel reasonably satisfactory to Lender opining as to the creation and perfection of the security interest in the Cash Management Account in favor of Senior Lender.

(l)Searches; Good Standing Certificates. Not later than five (5) Business Days prior to the Funding Date, Lender shall receive (certified by the applicable filing office to a date not more than 60 days prior to the Funding Date) good standing certificates for the Borrower Parties and Guarantor (without duplication of those delivered in connection with the Closing Date).
(m)No Material Adverse Effect. There has been no Material Adverse Effect (taking into account the transactions contemplated to be effected in connection with the Distribution).
(n)Annual Budget. Borrower shall have delivered an Annual Budget for the Fiscal Year ending on December 31, 2024, which Annual Budget shall be subject to Lender’s approval.
(o)Other Documents. Borrower shall have caused Guarantor to reaffirm the Guaranty and Environmental Indemnity Agreement.
(p)Senior Loan Documents. Senior Borrower shall have satisfied all conditions precedent to Senior Lender funding the Senior Loan as set forth in the Senior Loan Agreement.
(q)Costs and Expenses. To the extent not previously paid, Borrower shall pay all closing costs and expenses, without duplication of amounts paid by Borrower on the Closing date, including, but not limited to, reasonable, out-of-pocket underwriting costs, attorneys’ fees, and third-party vendor fees (e.g., appraiser, engineering, agreed-upon procedures, lease reviews, environmental) (which the parties acknowledge and agree shall be paid out of Loan proceeds).
(r)Borrower shall have entered into one or more binding agreements with WPC in form and substance reasonably satisfactory to Lender pursuant to which (i) Borrower and WPC agree to make an election described in Section 362(e)(2)(C) of the Code in respect of the assets deemed contributed to Borrower by WPC as a result of the Incorporation Actions; provided that if the assets deemed contributed to Borrower by WPC as a result of the Incorporation Actions do not have a net built-in loss (within the meaning of Section 362(e) of the Code), Borrower and WPC will make the election on a “protective” basis, (ii) WPC covenants to file a “Section 362(e)(2)(C) Statement” in the time and manner set forth in Treasury regulations Section 1.362-4(d) to effect the election described in clause (i) (the “Section 362(e)(2)(C) Election”), (iii) Borrower has issued the Intercompany Obligation to WPC (which may be issued to Member and distributed to Guarantor and, in turn, WPC) and (iv) WPC has agreed to release Borrower from any obligations in respect of the Intercompany Obligation that are not discharged as a result of the payment of the net proceeds of the Loans to WPC in accordance with clause (e)(i) of Section 2.1.4 of this Agreement and Section 2.1.4(e)(i) of the Senior Loan Agreement.
(s)Borrower has submitted an entity classification election to the Internal Revenue Service on IRS Form 8832 to be classified as a corporation for U.S. federal income tax purposes, effective no earlier than one day following the issuance of the Intercompany

Obligation and no later than the date that is two days prior to the date the Distribution is scheduled to occur (the “CTB Election,” such effective date “CTB Effective Date”).
(t)Borrower has issued the Mezzanine Borrower Preferred Interests or taken such other actions as are reasonably approved by Lender to prevent Borrower from being classified as a QRS on the CTB Election Effective Date (such issuance or other actions, together with the CTB Election, the “Incorporation Actions”).
Borrower acknowledges and agrees that if all Funding Conditions have not been satisfied on the Outside Funding Date, Lender shall advise Borrower of such failure, and Lender shall have the unilateral right to terminate this Agreement and the other Loan Documents and, upon such termination, the parties hereto and thereto shall have no further obligations hereunder and thereunder (other than those expressly stated to survive, including Borrower’s obligation to pay all of Lender’s reasonable, out-of-pocket costs and expenses that remain outstanding in connection with the Loan to the extent required pursuant to the terms of the Loan Documents). In no event shall the Funding Date be more than two (2) Business Days prior to the Declaration Date.
2.1.3The Note, Pledge Agreement and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.
2.1.4Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) discharge any existing loans relating to the Properties, (b) intentionally omitted, (c) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (d) fund any other expenses incurred for general corporate purposes and (e) distribute the balance, if any, to Borrower to (i) discharge the Intercompany Obligation and (ii) pay any amount remaining thereafter as a distribution.
Section 2.2Interest Rate.
2.2.1Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of the Loan shall accrue from (and include) the Funding Date through the end of the last Monthly Interest Period at the Current Interest Rate and through the end of the last Quarterly Interest Period at the PIK Interest Rate. Borrower shall pay to Lender on each Monthly Payment Date after the Funding Date the Current Interest accrued (or to be accrued) on the Loan for the related Monthly Interest Period.
2.2.2Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and on a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.
2.2.3Determination of Interest Rate. Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Funding Date at the Interest Rate. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the

Interest Rate shall become effective. Each determination by Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error. The Interest Rate applicable to the Loan shall be determined by Lender as set forth herein.
2.2.4Intentionally Omitted.
2.2.5Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
2.2.6Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.7Intentionally Omitted.
Section 2.3Loan Payment.
2.3.1Monthly Debt Service Payments; PIK Accrued Amount. Borrower shall pay to Lender (a) on the Funding Date, an amount equal to Current Interest only on the outstanding principal balance of the Loan from the Funding Date up to and including the fourteenth (14th) day of the first full calendar month after the Funding Date (or the 14th date of the calendar month in which the Funding Date occurs if the Funding Date occurs on or before the 14th day of such calendar month), which interest shall be calculated in accordance with the provisions of Section 2.2 hereof and (b) on each Monthly Payment Date thereafter up to and including the Maturity Date, an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for the related Monthly Interest Period, for such related Monthly Interest Period and then to the principal amount of the Loan due in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto. On each Quarterly Payment Date, interest on the outstanding principal balance of the Loan for the applicable Quarterly Interest Period immediately preceding such

Quarterly Payment Date shall be payable in kind by Borrower at the PIK Interest Rate, and the amount payable in kind shall be capitalized by being added to the Debt for all purposes under the Loan Agreement rather than being paid to Lender (such amount, the “PIK Accrued Amount”). Any Non-Collateral Property Excess Cash Flow paid to Lender under clause (ii) of Section 5.6 of the Member Guaranty and any Excess Cash Flow Reserve Funds (as defined in the Senior Loan Agreement) paid to Lender under Section 7.8.2(a)(iii)(x) of the Senior Loan Agreement shall be applied to reduce the PIK Accrued Amount.
2.3.2Payments Generally. The first Monthly Interest Period hereunder shall commence on and include the Funding Date and shall end on and include the fourteenth (14th) day of the first full calendar month after the Funding Date (or the 14th date of the calendar month in which the Funding Date occurs if the Funding Date occurs on or before the 14th day of such calendar month). Thereafter during the term of the Loan, each Monthly Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Monthly Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Monthly Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Monthly Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Monthly Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.3Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest (including, without limitation, the PIK Accrued Amount) and all other amounts due hereunder and under the Note and the other Loan Documents.
2.3.4Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the outstanding principal amount due and payable on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.
2.3.5Method and Place of Payment. Except as otherwise specifically provided herein (including due to the accrual and payment in kind of interest), all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.3.6Administration Fee. If, at any time during the term of the Loan, Senior Lender is not requiring the Senior Borrower to pay the Administration Fee (as defined in the Senior Loan Agreement) in accordance with Section 2.3.6 of the Senior Loan Agreement or the Senior Loan has been refinanced or otherwise repaid in full in accordance with the terms of the Senior Loan Documents, then Borrower shall pay to Lender on each Monthly Payment Date occurring thereafter up to and including the Maturity Date, a nonrefundable administrative fee in an amount equal to $20,833.34 (the “Administration Fee”).
Section 2.4Prepayments.
2.4.1Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4.1, in Section 2.4.2, and Section 2.5.1, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.
(b)Borrower may prepay the Loan in whole, but not in part (except as set forth in Section 2.4.2); provided that (i) Borrower gives Lender not less than ten (10) Business Days and not more than sixty (60) Business Days prior written revocable notice of the amount of the Loan that Borrower intends to prepay; (ii) intentionally omitted; and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid (including interest at the Default Rate, if applicable) (y) if no Securitization has occurred, through the date of prepayment or (z) solely to the extent a Securitization has occurred, either (i) through and including the last day of the Monthly Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment, or (ii) if such prepayment occurs on a Monthly Payment Date, together with any Interest Shortfall; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents and all of Lender’s costs and expenses (including reasonable out-of-pocket attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (C) the Exit Fee (if any). If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date, provided that Borrower shall have the right to revoke any such notice so long as Borrower pays or reimburses Lender for Lender’s reasonable out-of-pocket costs and expenses actually incurred in connection with the same.
2.4.2Mandatory Prepayments.
(a)In the event of any Liquidation Event that results in a repayment in full of the Senior Loan and there are excess Net Liquidation Proceeds After Debt Service after such repayment in full, Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited with Lender, which proceeds shall then be applied by Lender on the next Business Day towards the repayment of the Loan, including all interest accrued to the date of prepayment and any other sums then due and payable by Borrower to Lender. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower. No Exit Fee, spread maintenance premium or other premium or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.2(a).

(b)Further, in the event that the Senior Loan is repaid in full, the provision of Section 2.4.2 of the Senior Loan shall be deemed incorporated herein with respect to “Mandatory Prepayments” and any such prepayment made from “Net Proceeds” thereunder shall not require the payment of any Exit Fee.
(c)In addition, Borrower shall partially prepay the Loan in connection with the release of an Individual Property from the Senior Loan in accordance with Section 2.5.2(f) of the Senior Loan Agreement. The portion of the Adjustment Release Amount paid to Lender shall be applied to the Loan in accordance with Section 2.4.1(b) hereof.
2.4.3Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Monthly Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) the Exit Fee and (ii) all interest which would have accrued on the amount of the Loan to be paid through and including the Monthly Payment Date next occurring following the date of such prepayment.
2.4.4Exit Fee. Upon any repayment or prepayment of the Loan occurring prior to the date that is the third anniversary of the Funding Date (except for a prepayment under Section 2.4.2, Borrower shall pay to Lender on the date of such repayment or prepayment the Exit Fee applicable thereto. All Exit Fees hereunder shall be deemed to be earned by Lender upon the funding of the Loan.
Section 2.5Release of Collateral. Except for a repayment of the Debt in full in accordance with Section 2.4.2(a) and this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Collateral or the release of the Lien of the Pledge Agreement on Borrower.
2.5.1Release of Collateral Upon Payment in Full. (a)  If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5 have been satisfied, the Collateral shall be released from the Liens of Security Documents.
(a)In connection with the release of the Security Documents, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date on which Borrower intends to prepay the Loan in full, releases (and/or assignments) of Liens (and related Loan Documents) for the Collateral for execution by Lender. In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release and or/assignment.

Section 2.6Cash Management; Reserve Funds.
(a)Borrower shall cause Senior Borrower and Holdco to comply with the Cash Management Agreement, Section 2.6 and Article VII of the Senior Loan Agreement. If, at any time during the term of the Loan, Senior Lender is not requiring Senior Borrower, as applicable, to make any of the required deposits required under Section 2.6 and Article VII of the Senior Loan Agreement or the Senior Loan has been refinanced or otherwise repaid in full in accordance with the terms of the Senior Loan Documents, then Lender shall have the right, at its option, to require Borrower to make such required deposits to Lender, in which case (i) Borrower shall establish and maintain reserve accounts, as applicable, that would operate in the same manner as the applicable Reserve Funds and irrespective of any waiver granted by Senior Lender unless contained in an amendment approved by Lender, (ii) such deposits shall be made by Borrower and disbursed by Lender substantially in accordance with the provisions of the applicable sections of the Senior Loan Agreement and the Cash Management Agreement, and (iii) the provisions of Section 2.6 and Article VII of the Senior Loan Agreement and all related definitions shall be incorporated by reference herein.
(b)To the extent reserves are established in accordance with the provisions of Section 2.6(a) hereof, to secure the full and punctual payment and performance of the Obligations, Borrower shall collaterally assign, grant a security interest in and pledges to Lender, to the extent not prohibited by Legal Requirements, a first priority continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):
(i)the Lockbox Account, the Cash Management Account and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to the Lockbox Account and the Cash Management Account;
(ii)all interest, dividends, cash, instruments, securities entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Lockbox Account and the Cash Management Account; and
(iii)to the extent not covered by clause (i) or (ii) above, all proceeds (as defined under the UCC) of any or all of the foregoing.
(c)In addition to the rights and remedies herein set forth, Lender shall, at any time during which Borrower shall have granted the security interest contemplated pursuant to clause (b) above, have all of the rights and remedies with respect to the Lockbox Account and the Cash Management Account available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein. This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.

(d)Borrower shall not permit Senior Borrower or Holdco, without the prior consent of Lender, to further pledge, assign or grant any security interest in the Account Collateral or permit any Lien or encumbrance to attach thereto (other than the security interest and right of set off in favor of Lockbox Bank as set forth in the Lockbox Agreement or arising under applicable law), or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender and Senior Lender as the secured party, to be filed with respect thereto.
Section 2.7Withholding Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(c)Indemnification by Borrower. Borrower shall indemnify Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by Borrower to a Governmental Authority pursuant to this Section 2.7, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,
(A)any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a

“U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document. Notwithstanding the foregoing or anything to the contrary set forth in this Section 2.7, Borrower shall not be obligated to pay pursuant to this Section 2.7, and Lender shall not be entitled to claim compensation pursuant to this Section 2.7, for any amounts which were incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the amounts payable by Borrower under this Section 2.7.
Section 2.8Intentionally Omitted.
ARTICLE III – INTENTIONALLY OMITTED
ARTICLE IV– REPRESENTATIONS AND WARRANTIES
Section 4.1Borrower Representations. Borrower represents and warrants as of the date hereof and, subject to Section 2.1.2(d), as of the Funding Date that:
4.1.1Organization. Each of Borrower and each Individual Senior Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the related Individual Property (with respect to Senior Borrower), the Collateral (with respect to Borrower) and to transact the businesses in which it is now engaged. Each of Borrower and each Individual Senior Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required by Legal Requirements to be so qualified in connection with its businesses and operations. Each of Borrower and each Individual Senior

Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the related Individual Property (with respect to Senior Borrower), the Collateral (with respect to Borrower) and to transact the businesses in which it is now engaged, except where the failure to so possess the same would not reasonably be expected to have an Individual Material Adverse Effect. The ownership interests in Borrower and each Individual Senior Borrower and U.S. federal income tax classification are as set forth on the organizational chart attached hereto as Schedule 4.1.1.
4.1.2Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or any Individual Senior Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other material agreement or instrument to which Borrower or an Individual Senior Borrower is a party or by which any of the Individual Properties, the Collateral or their other property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower, Senior Borrower or any of their properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
4.1.4Litigation. Except as disclosed on Schedule 4.1.4 attached hereto and except for the PPD Dispute, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened (in writing) against or affecting Borrower, Senior Borrower, Guarantor, the Collateral or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Senior Borrower, Guarantor, the Collateral or any Individual Property, would reasonably be likely to result in an Individual Material Adverse Effect. Borrower is not involved in any dispute with any taxing authority, except with respect to any real estate tax valuation that is being contested in good faith by appropriate proceedings by Borrower, in each case, as described on Schedule 4.1.4 hereto.
4.1.5Agreements. Following the transactions contemplated to be effected in connection with the Distribution, neither Borrower nor Senior Borrower is a party to any agreement or instrument or subject to any restriction which, absent a default thereunder, would be reasonably likely to result in an Individual Material Adverse Effect. Neither Borrower nor Senior Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Senior Borrower, the Collateral or any Individual Property is bound that would be reasonably likely to result in a Material Adverse Effect. Neither Borrower nor any Senior Borrower nor Guarantor has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower, Senior Borrower or Guarantor is a party or by which Borrower, Senior Borrower, Guarantor, the Collateral or the Properties are otherwise bound, other than, (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Loan Documents (with respect to Borrower) and obligations under the Senior Loan Documents (with respect to Senior Borrower), (c) obligations under Permitted Encumbrances, (d) as disclosed in the most recent financial statements delivered to Lender, or (e) as disclosed on Schedule 4.1.5 attached hereto.
4.1.6Title. Each Individual Senior Borrower has good, marketable and insurable fee simple or leasehold estate title, as applicable, to the real property comprising part of its applicable Individual Property and good title to the balance of the such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances (as such term is defined in the Senior Loan Agreement), such other Liens as are permitted pursuant to the Senior Loan Documents and the Liens created by the Senior Loan Documents. The Permitted Encumbrances (as such term is defined in the Senior Loan Agreement) with respect to each Individual Property in the aggregate would not be reasonably likely to result in an Individual Material Adverse Effect. To Borrower’s knowledge, except for Permitted Encumbrances, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Senior Loan Documents. Borrower has no knowledge of any information which the Title Company could raise as a defense to Senior Borrower’s recovery of a claim under the Title Insurance Policy (as defined in the Senior Loan). Borrower owns the Collateral free and clear of all Liens whatsoever (other than Permitted Encumbrances). The Pledge Agreement, together with any Uniform Commercial Code financing statements relating to the applicable Pledged Collateral when properly filed in the appropriate records and the delivery of the certificates evidencing such interests to Lender in the State of New York, will create a valid, first priority, perfected security interest in the Pledged Collateral, all in accordance with the terms thereof. The REIT / TRS Pledge Agreement, together with any Uniform Commercial Code financing statements relating to the applicable REIT / TRS Pledged Collateral when properly filed in the appropriate records, will create a valid, perfected second priority security interest in the REIT / TRS Pledged Collateral, all in accordance with the terms thereof.
4.1.7Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan and the Loan Documents, (i) the sum of

Borrower’s assets, at fair valuation, is and will, immediately following the making of the Loan, be greater than the sum of Borrower’s debts (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities), at fair valuation, and (ii) the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No Bankruptcy Action has been commenced by or against any Borrower Party or any constituent Person in the last seven (7) years. No Borrower Party nor, to Borrower’s knowledge, any of their constituent Persons are contemplating either the commencement of a Bankruptcy Action or the liquidation of all or a major portion of such Person’s assets or property, and Borrower has no knowledge of any Person contemplating the commencement of a Bankruptcy Action against any Borrower Party or such constituent Persons. For purposes of this Section 4.1.7, the term “constituent Person” shall not include any direct or indirect holders of equity interests that are publicly traded on a nationally or internationally recognized exchange.
4.1.8Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in light of the circumstances in which such statements were made. There is no material fact presently known to Borrower which has not been disclosed to Lender which would be reasonably likely to result in a Material Adverse Effect.
4.1.9ERISA.
(a)Generally. Each of Borrower, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any “employee benefit plan” within the meaning of Section 3(3) of ERISA. Neither Borrower nor Guarantor has incurred or reasonably expects to incur any material liability for a non-exempt Prohibited Transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No ERISA Event has occurred or is reasonably expected to occur that could result in a Material Adverse Effect. With respect to each Foreign Plan, and except as would not be expected to result in a Material Adverse Effect, (i) any employer and employee contributions required by law or by the terms of any Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable law and normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(b)Plan Assets; Prohibited Transactions. No Borrower Party or Guarantor is, and neither shall become an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulation. No Borrower Party or Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). Assuming the Lender does not fund any portion of the borrowings hereunder with “plan assets” as determined under the Plan Asset Regulation, the execution of this Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Lender of its rights under the Loan Documents, are not and will not give rise to a nonexempt Prohibited Transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.
4.1.10Compliance. Except as expressly set forth in the zoning reports or physical condition reports delivered to Lender prior to the Closing Date, Borrower, Senior Borrower and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except to the extent where the failure to comply with respect to any Individual Property would not be reasonably likely to result in an Individual Material Adverse Effect. Neither Borrower nor Senior Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the default or violation of which with respect to any Individual Property would be reasonably likely to result in an Individual Material Adverse Effect. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Individual Properties, any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
4.1.11Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent in all material respects the financial condition of Borrower, the Collateral and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances or as otherwise disclosed on the most recent financial statements delivered to Lender or on Schedule 4.1.5 hereto, neither Borrower nor Senior Borrower nor Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Senior Borrower and reasonably likely to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or Senior Borrower (taken as a whole) from that set forth in said financial statements.
4.1.12Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.
4.1.13Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.14Utilities and Public Access. Except as set forth in the title commitments received by Lender prior to the Closing Date, Title Insurance Policies or the surveys of the Individual Properties delivered to Lender prior to the Closing Date, (i) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses and (ii) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right of way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured (or will, following the Funding Date, be insured) by the related Title Insurance Policy. All roads necessary for the use of each Individual Property for its current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.
4.1.15Not a Foreign Person. Neither Borrower nor Senior Borrower is a “foreign person” within the meaning of §1445(f)(3) of the Code.
4.1.16Separate Lots. Except as set forth in the title commitments received by Lender prior to the Closing Date or the Title Insurance Policies delivered to Lender prior to the Closing Date, each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.
4.1.17Assessments. Except as set forth in the title commitments received by Lender prior to the Closing Date or the Title Insurance Policies delivered to Lender prior to the Closing Date, (i) there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property or the Collateral, nor (ii) are there any contemplated improvements to any Individual Property that may result in such special or other assessments.
4.1.18Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.
4.1.19No Prior Assignment. There are no prior assignments by Senior Borrower of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
4.1.20Insurance. Borrower has obtained (or caused Senior Borrower to obtain) and has delivered to Lender certified copies of (or certificates evidencing) the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as set forth on Schedule 4.1.20 attached hereto, no material claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower, Senior Borrower nor, to Borrower’s knowledge, any other Person, has knowingly done, by act or omission, anything which would materially impair the coverage of any such Policy.
4.1.21Use of Property. Each Individual Property is used exclusively for office and related commercial purposes and other appurtenant and related uses.
4.1.22Certificate of Occupancy; Licenses. Except as disclosed in the zoning reports delivered to Lender prior to the Closing Date, to Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property have been obtained and are in full force and effect, except where the failure to obtain, or maintain in full force and effect, the same would not be reasonably likely to result in an Individual Material Adverse Effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.
4.1.23Flood Zone. Except as disclosed in the Surveys delivered to Lender or in the flood determination obtained by Lender prior to the Closing Date, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to such Individual Property.
4.1.24Physical Condition. Except as disclosed in the property condition reports delivered to Lender prior to the Closing Date, (i) each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; (ii) to Borrower’s knowledge, there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, other than those that would not be reasonably likely to result in an Individual Material Adverse Effect, and (iii) neither Borrower nor Senior Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.25Boundaries. Except as may be disclosed on the Surveys delivered to Lender prior to the Closing Date, (a) to Borrower’s knowledge, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, (b) no improvements on adjoining properties encroach upon any Individual Property in any material respects, and (c) no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, so as to materially affect the value of the applicable Property except those which are insured (or will, following the Funding Date, be insured) against by the applicable Title Insurance Policy.
4.1.26Leases. The Properties are not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule 4.1.26-A and made a part hereof, which rent roll is true, complete and accurate in all material respects as of the Closing Date. Senior Borrower is the owner and lessor of landlord’s interest in the Leases. To Borrower’s knowledge, no Person other than Senior Borrower has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases and Permitted Encumbrances. Except as has been disclosed in the tenant estoppels delivered to Lender prior to the Closing Date, (1) the current Leases are in full force and effect and neither Borrower nor Senior Borrower has given nor received and written notice of default thereunder that has not been resolved, (2) no Rent has been paid more than one (1) month in advance of its due date other than with respect to the following Leases, which are paid on a quarterly basis: (A) Grande Communications Networks, Inc. (341 Carlson Circle, San Marcos, TX 78666 ) and (B) Cofinity, Inc. (28588 Northwestern Hwy, Southfield, MI 48034), (3) to Borrower’s knowledge, all security deposits are held by or on behalf of Senior Borrower in accordance with applicable law. Schedule 4.1.26-B hereto sets forth the amount of outstanding free rent and unfunded tenant improvement allowances, landlord work and leasing commissions outstanding as of the Closing Date under certain executed Leases which are to be performed or funded during the initial term of the Loan (the “Unfunded Obligations”), (4) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding, (5) except as disclosed thereon, no Tenant listed on Schedule 4.1.26-A has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises, and (7) no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part, other than as set forth on Schedule 4.1.26-C attached hereto. None of the Tenants holding leasehold interests with to the Property is Affiliated with Borrower.
4.1.27Intentionally Omitted
4.1.28Inventory. To the extent required to be maintained by Borrower or Senior Borrower, all of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and under the Senior Loan Agreement and in the manner in which it is currently operated.
4.1.29Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person with respect to the transfer of the Individual Properties to their respective Individual Senior Borrowers under applicable Legal Requirements have been paid (or will be paid at or prior to the Closing Date). All stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid (or will be paid simultaneously herewith).
4.1.30Special Purpose Entity/Separateness. (a)  Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower and NLO Pledgor LLC, a Delaware limited liability company, shall be and shall continue to be a Special Purpose Entity.
(b)The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive until repayment in full of the Debt.
(c)Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.
(d)Borrower covenants and agrees that (i) Borrower shall provide Lender with fifteen (15) days’ written notice prior to the removal of an Independent Director of Borrower (other than to the extent resulting from the death, disability, resignation (unless such resignation is requested or demanded by any Borrower Party) or incapacity of the applicable Independent Director), and (ii) no Independent Director shall be removed other than for Cause.

(e)The organizational documents for Borrower and NLO Pledgor LLC shall provide that except for duties to such Person as set forth in the organizational documents (including duties to the member and such Person’s creditors solely to the extent of their respective economic interests in such Person, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of such Person, and (iii) the interests of any group of Affiliates of which such Person is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable organizational documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The organizational documents for Borrower and NLO Pledgor LLC shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to such Person, the member or any other Person bound by the applicable organizational documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The organizational documents for Borrower and NLO Pledgor LLC shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable organizational documents. The organizational documents for Borrower and NLO Pledgor LLC shall provide that notwithstanding any other provision of the applicable organizational documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in clause (x) of the definition of “Special Purpose Entity” or as otherwise specifically required by the applicable organizational documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the member or board of directors of such Person unless, pursuant to the provisions of Section 9(c)(iii) of Borrower’s operating agreement or as otherwise specifically provided in the applicable organizational documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.
(f)If, at any time during the term of the Loan, Senior Lender is not requiring the Borrower Parties (as defined in the Senior Loan Agreement) to comply with the provisions of Section 4.1.30 of the Senior Loan Agreement or the Senior Loan has been refinanced or otherwise repaid in full in accordance with the terms of the Senior Loan Documents, then Borrower covenants and agrees with Lender that such Borrower Parties (as defined in the Senior Loan Agreement) shall continue to comply with Section 4.1.30 of the Senior Loan Agreement and such provisions and all related defined terms shall be incorporated by reference herein.
4.1.31Management Agreement. Each Management Agreement is in full force and effect and, to Borrower’s knowledge, neither Borrower nor Senior Borrower has given nor received any written notice of default that has not previously been resolved.
4.1.32Illegal Activity. No portion of the Collateral has been or will be purchased by Borrower with proceeds of any illegal activity.
4.1.33No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls

(including the rent roll attached hereto as Schedule 4.1.26-A), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects as of the date they were provided; provided, that Borrower’s representation with respect to reports prepared by third parties is limited to Borrower’s knowledge (except to the extent of information in such reports provided by or on behalf of Borrower or Guarantor). Taking into account the transactions contemplated to occur in connection with the Distribution, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise be reasonably likely to result in a Material Adverse Effect.
4.1.34Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Energy Policy Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money or (d) required to be registered as an “investment company” as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, or relying on the exemptions from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended.
4.1.35Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or, to Borrower’s knowledge, indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or, to Borrower’s knowledge, indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. The foregoing shall not apply to any indirect holders of equity interests in Borrower or direct or indirect holders of equity interests in Guarantor that are publicly traded on a nationally or internationally recognized exchange.
4.1.36Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the state of Delaware and its organizational identification number is 7624822.
4.1.37Intentionally Omitted.
4.1.38Intentionally Omitted.

4.1.39Taxes. (a) Borrower has timely filed or caused to be filed all material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all material Section 2.7 Taxes required to have been paid by it, except for (i) any such Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP, and (ii) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 hereof.
(b)Neither Borrower nor any of its Subsidiaries (i) have taken any action, caused any action to be taken, failed to take any action or caused any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Intended Tax Treatment, and (ii) know of any facts or circumstances that could reasonably be expected to prevent the Intended Tax Treatment.
4.1.40Anti-Corruption. Borrower represents and warrants that, in connection with this Agreement, Borrower, Guarantor and, to Borrower’s knowledge, each Person that has an economic interest in Borrower, in each case has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations in the United States, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Obligation”). Borrower or its upstream Affiliate shall, at all times throughout the term of the Loan, maintain and enforce appropriate policies, procedures and controls reasonably designed to ensure compliance with the Anti-Corruption Obligation. The foregoing shall not apply to any indirect holders of equity interests in Borrower or direct or indirect holders of equity interests in Guarantor that are publicly traded on a nationally or internationally recognized exchange.
4.1.41Intentionally Omitted.
4.1.42Intentionally Omitted.
4.1.43REA. Each REA is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any REA, is in default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, the REA has not been modified, amended or supplemented.
4.1.44Senior Loan.
(a)All of the representations and warranties of Senior Borrower contained in the Senior Loan Documents are (i) true and correct (except to the extent that such representation or warranty is made as of a specific date, in which event, such representation or warranty shall be true and correct as of such date only) in all material respects, and (ii) hereby incorporated into this Agreement and deemed made by Borrower hereunder (with any reference to “Borrower’s knowledge” or words of similar import meaning to the knowledge of Borrower) as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Senior Lender or to whether the Senior Loan has been repaid, unless otherwise consented to in writing by Lender.

(b)As of the Closing Date, no “Event of Default” (as defined in the Senior Loan Agreement) has occurred.
4.1.45Pledged Collateral.
(i)Borrower is the sole beneficial owner of the Pledged Collateral that is pledged pursuant to the Borrower Pledge Agreement and Member is the sole beneficial owners of the Pledged Collateral that is pledged pursuant to the Member Pledge Agreement, and no Lien exists or will exist (except the Permitted Encumbrances) upon the Pledged Collateral at any time (and no right or option to acquire the same exists in favor of any other Person). The Pledged Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge Agreement or the organizational documents of Senior Borrower or Member, as applicable).
(ii)Holdco is the sole beneficial owners of the REIT / TRS Pledged Collateral that is pledged pursuant to the REIT / TRS Pledge Agreement, and no Lien exists or will exist (except the Permitted Encumbrances and Liens in favor of Senior Lender) upon the REIT / TRS Pledged Collateral at any time (and no right or option to acquire the same exists in favor of any other Person other than Senior Lender).
(iii)The Pledged Collateral have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any options to purchase or similar rights of any Person.
(iv)The REIT / TRS Pledged Collateral have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any options to purchase or similar rights of any Person (other than Senior Lender).
Section 4.2Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE V – BORROWER COVENANTS
Section 5.1Affirmative Covenants. . From the date hereof and until payment and performance in full of the Debt or, with respect to any Individual Property and the Individual Senior Borrower that owns the same (so long as such Individual Senior Borrower does not own other Property that remains subject to the Loan), the earlier release of the Lien of the Mortgage encumbering such Individual Property (and all related obligations) in accordance with the terms of the Senior Loan Agreement and the other Senior Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its (i) existence and (ii) any material rights, licenses, permits and franchises and (b) subject to such Borrower’s right to contest such Legal Requirements in accordance with this Section 5.1.1, comply, and cause Senior Borrower to comply, in all material respects with all Legal Requirements applicable to it, the Collateral and the Properties, including, without limitation, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall never knowingly permit any other Person in occupancy of or involved with the operation or use of the Properties or Collateral to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Collateral, any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or knowingly suffer to exist any act or omission affording such right of forfeiture. Borrower shall, or shall cause Senior Borrower to, at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property material to its conduct of its business and shall keep the Properties in good working order and repair (ordinary wear and tear and Casualty excepted), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, and replacements thereto, all as more fully provided in the Loan Documents. Borrower shall keep, or cause Senior Borrower to keep, the Properties insured at all times under Policies in compliance with Article VI of this Agreement. After prior written notice to Lender, Borrower or Senior Borrower, at Borrower’s or Senior Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Senior Borrower or any Individual Property or any alleged violation of any Legal Requirement; provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall, or shall cause Senior Borrower to, promptly upon final determination thereof comply, in all material respects, with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Senior Borrower or any Individual Property; and (vi) if Borrower or Senior Borrower has not paid any contested amounts under protest such that no security is so required, Borrower shall furnish, or cause Senior Borrower to furnish, such security as may be required in the proceeding, or as may be reasonably requested by Lender (to the extent no such security is required to be deposited with Senior Lender), to ensure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith (but in no event more than an amount equal to one-hundred twenty-five percent (125%) of the amount being contested). Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established and Borrower does not timely comply therewith, or cause Senior Borrower to comply therewith, or any Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.
5.1.2Taxes and Other Charges. Subject to the provisions of this Section 5.1.2, Borrower shall, or shall cause Senior Borrower to, pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against it, the Collateral or any of the Properties or any part thereof prior to the same becoming delinquent; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as (and to the extent that) Senior Borrower complies with the terms and provisions of Section 7.2 of the Senior Loan Agreement. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than two (2) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes are required to be paid by Lender pursuant to Section 7.2 of the Senior Loan Agreement and sufficient funds are in the Tax and Insurance Escrow Fund to make such payment). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Collateral or Properties other than Permitted Encumbrances, and shall promptly pay for all utility services provided to the Properties. After prior written notice to Lender, Borrower or Senior Borrower, at Borrower’s or Senior Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or any Lien filed against the Property or Collateral; provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property, the Collateral nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall, or shall cause Senior Borrower, promptly upon final determination thereof pay the amount of any such Taxes or Other Charges or the amount of such Lien, together with all costs, interest and penalties which may be payable in connection therewith; (v) either such Taxes or Other Charges or the amount of the Lien shall have been paid under protest or such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property or Collateral; and (vi) if Borrower, Senior Borrower or Lender have not paid such Taxes or Other Charges or the amount of such Lien under protest, Borrower shall, or shall cause Senior Borrower to, furnish such security as may be required in the proceeding, or, if none, as may be requested by Lender (to the extent the same is not required by Senior Lender), to ensure the payment of any such Taxes or Other Charges or the amount of such Lien, together with all interest and penalties thereon (but in no event more than an amount equal to one-hundred twenty-five percent (125%) of the amount being contested). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established and Borrower (or Senior Borrower) has not timely paid the same or the Collateral or any Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Pledge Agreement being primed by any related Lien. Notwithstanding anything to the contrary set forth herein, to the extent any such Taxes and Other Charges are actually paid directly by Tenant prior to delinquency, the obligations of Borrower hereunder to pay, or cause Senior Borrower to pay, the same shall be deemed satisfied.
5.1.3Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened (in writing) against Borrower, Senior Borrower and/or Guarantor which, if adversely determined, would be reasonably likely to result in an Individual Material Adverse Effect or a Material Adverse Effect.
5.1.4Access to the Properties. Subject to the rights of Tenants under Leases and the Manager under any applicable Management Agreement, Borrower shall, or cause Senior Borrower to, permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice; provided, that so long as no Event of Default is continuing, Lender shall not exercise such inspection right more than once in each twelve (12) month period for any Individual Property, except in connection with any secondary market transaction for the Loan described in Article IX.
5.1.5Notice of Default. Borrower shall promptly advise Lender of any Individual Material Adverse Effect or Material Adverse Effect of which Borrower has knowledge, or of the occurrence of any monetary or material non-monetary Default or Event of Default of which Borrower has knowledge.
5.1.6Cooperate in Legal Proceedings. Borrower shall, and shall cause Senior Borrower to, reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
5.1.7Intentionally Omitted.
5.1.8Intentionally Omitted.
5.1.9Further Assurances. Borrower shall, at Borrower’s and/or Senior Borrower’s sole cost and expense:
(a)promptly following written request from Lender, furnish, or cause Senior Borrower to furnish, to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or Senior Borrower pursuant to the terms of the Senior Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)execute and deliver to Lender, or cause Senior Borrower to execute and deliver, such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations of Borrower, as Lender may reasonably require; and
(c)do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
In no event shall any document or agreement to be executed by Borrower pursuant to this Section 5.1.9 increase Borrower’s or its Affiliates’ obligations or decrease Borrower’s or its Affiliates’ rights under the Loan Document, in either case, to more than a de minimis extent.
5.1.10Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s limited liability company or partnership or other structure (except as permitted pursuant to Section 5.2.10 hereof); provided that with respect to a change of name only, Borrower shall be permitted to make such change if Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action reasonably required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents. Borrower shall not change its organizational structure (except as a result of any Transfer that is expressly permitted by Section 5.2.10 hereof) or place of organization or formation without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s written request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Collateral as a result of such change of principal place of business or place of organization approved in accordance with the foregoing sentence. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement. Borrower shall not change its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.
5.1.11Financial Reporting. (a)  Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of

Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Borrower will also keep and maintain or will cause to be kept and maintained on a quarterly basis a tax basis fixed asset schedule reflecting the adjusted basis of the Individual Properties and any net operating loss carryforwards of the Corporate Entities for U.S. federal income tax purposes (the “Tax Basis Schedule”). Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts and the Tax Basis Schedule at the office of Borrower or any other Person maintaining such books, records and accounts and/or the Tax Basis Schedule, and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable out-of-pocket costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
(b)Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) and accompanied by an Officer’s Certificate certifying that the same is true, correct and complete in all material respects as of its stated date, covering the Properties and the Collateral on a combined basis as well as each Individual Property for such Fiscal Year and containing statements of profit and loss for Borrower, the Collateral and the Properties and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Properties and the Collateral for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses.
(c)Borrower will furnish, or cause to be furnished, to Lender (i) on or before fifteen (15) days after the end of each calendar month the following items: (A) monthly and year-to-date unaudited statements of revenues and expenses for the Properties and an operating statement (including but not limited to, a balance sheet and a statement of revenues and expenses) for the year to date and for such calendar month prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), accompanied by an Officer’s Certificate certifying that the same is true, correct and complete in all material respects as of its stated date, and showing actual sources and uses of cash during the preceding calendar month; (B) all operating statements prepared by Manager under the applicable Management Agreement, if applicable; and (C) (w) a rent roll and a summary of all leasing activity, in form reasonably acceptable to Lender, (x) if applicable, a delinquency report setting forth any arrearages under the Leases, (y) on or before fifteen (15) days after the end of each calendar quarter, an Officer’s Certificate certifying the amount of Non-Collateral Property Excess Cash Flow available to be applied to the PIK Accrued Amount, (z) if applicable, a report setting forth the identity of each Tenant, if any, for which Borrower or Senior Borrower has accepted rent more than one (1) month in advance and the amount of such rent accepted by Borrower or Senior Borrower (other than the following Leases, pursuant to which the Tenants pay on a quarterly basis: (A) Grande Communications Networks, Inc. (341 Carlson Circle, San Marcos, TX 78666 ) and (B) Cofinity, Inc. (28588 Northwestern Hwy, Southfield, MI 48034), and (ii) on or before fifteen (15) days after the end of each calendar quarter or, if requested by Lender, a disposition of an Individual Property, the Tax Basis Schedule accompanied by an Officer’s Certificate certifying that the same is true, correct and complete in all material respects and that no Event of Default has occurred pursuant to Section 8.1(a)(xxi). In addition, such Officer’s Certificate described in clause (i) shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate. Borrower will furnish, or cause to be furnished, to Lender on or before fifteen (15) days after the end of each calendar month for any Individual Properties that are being marketed for sale to third-parties a quarterly sales report containing the information required in Schedule 5.1.11(c) hereto.
(d)For the Fiscal Year ending on December 31, 2025, and for each Fiscal Year thereafter, Borrower shall, or shall cause Senior Borrower to, submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget, and any proposed revisions thereto, shall be subject to Lender’s written approval (each such Annual Budget, together with any subsequent revisions approved by Lender, an “Approved Annual Budget”), such approval not to be unreasonably withheld, conditioned or delayed. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall, or cause Senior Borrower to, promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall, or cause Senior Borrower to, promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges, utilities and other non-discretionary charges.
(e)In the event that Borrower or Senior Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall, or cause Senior Borrower to, promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed (taking into account the circumstance).
(f)Borrower shall, or cause Senior Borrower to, furnish to Lender, within ten (10) Business Days after written request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Properties and the financial affairs of Borrower as may be reasonably requested by Lender; provided, that Borrower shall not be required to provide any such information to the extent such information or documents are not in the possession or control of Borrower or its Affiliates and such information would be unduly burdensome or costly for Borrower to deliver.

(g)Subject to the confidentiality provisions set forth in any applicable Lease, Borrower shall, or cause Senior Borrower to, furnish to Lender, within ten (10) Business Days after Lender’s written request (or as soon thereafter as may be reasonably possible), financial information from any Tenant designated by Lender (to the extent such financial information is required to be provided under the applicable Lease and same is received by Borrower or its Affiliates after request therefor).
(h)Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor and shall include or attach statements of profit and loss for Borrower, each Individual Senior Borrower and each Individual Property and a balance sheet for Borrower, each Individual Senior Borrower, such financial statements in the form reasonably required by Lender.
(i)Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i)  via email with report files in electronic form of Microsoft Word, Microsoft Excel or.pdf format, and (ii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Excel for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with any assignment or participation of the Loan in accordance with Section 9.2.
5.1.12Business and Operations. Borrower shall continue to engage in the ownership of the indirect limited liability company interests and limited partnership interests in the Individual Senior Borrowers, as applicable, and Senior Borrower shall, taking into account the transactions contemplated to be effectuated in connection with the Distribution, continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will, and will cause each Individual Senior Borrower to, qualify to do business and will remain in good standing under the laws of each jurisdiction of its formation as and to the extent the same are required for the direct and indirect ownership, maintenance, management and operation of the Properties, except to the extent the failure to do so would be reasonably likely to result in an Individual Material Adverse Effect.
5.1.13Title to the Collateral Properties. Borrower will warrant and defend, or cause Member to warrant and defend, (a) the title to the Collateral and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Pledge Agreement on the Pledged Collateral, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual out-of-pocket losses, costs, damages (but expressly excluding indirect, consequential, and punitive damages of any kind, except to the extent of consequential and indirect damages owed by Lender to an unaffiliated third party) or expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred by Lender if an interest in any Collateral, the Property or Senior Borrower, other than as permitted hereunder, is claimed by another Person. Borrower will cause Senior Borrower to warrant and defend (a) Senior Borrower’s title to the Property and every part thereof, subject only to the Liens expressly permitted hereunder and under the Senior Loan Documents (which include Permitted Encumbrances under this Agreement and Permitted Encumbrances (as such term is defined under the Senior Loan Agreement)) and (b) the validity and priority of the Lien of the Mortgage on the Property, in each case, against the claims of all Persons whomsoever and subject only to the Permitted Encumbrances. Borrower shall not, and shall not permit Senior Borrower to, create, incur, assume or suffer any Lien on any portion of the Property (except for Permitted Encumbrances under this Agreement and Permitted Encumbrances (as such term is defined under the Senior Loan Agreement)) or on any direct or indirect interest in Senior Borrower owned by a Borrower Party other than any Borrower Preferred Interests or Subsidiary REIT Preferred Interests (except for Permitted Encumbrances under this Agreement and Permitted Encumbrances (as such term is defined under the Senior Loan Agreement)).
5.1.14Costs of Enforcement. In the event (a) that the Security Documents are foreclosed upon in whole or in part or that the Security Documents are put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to any Security Document in which proceeding Lender is made a party, or (c) of a Bankruptcy Action in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes, in each case, in accordance with and subject to the terms of Section 10.13 hereof.
5.1.15Estoppel Statement. (a)  After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations (subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and have not been modified or if modified, giving particulars of such modification.
(b)Borrower shall use commercially reasonable efforts deliver to Lender upon written request, tenant estoppel certificates from each commercial Tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

(c)Borrower shall use commercially reasonable efforts to deliver to Lender upon written request, estoppel certificates from each party to any REAs, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.
5.1.16Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Funding Date only for the purposes set forth in Section 2.1.4 hereof.
5.1.17Intentionally Omitted.
5.1.18Intentionally Omitted.
5.1.19Intentionally Omitted.
5.1.20Leasing Matters. Any Major Leases shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Lender’s approval of any Major Lease shall not be required if Borrower satisfies the following conditions: (i) such Major Lease provides for net effective rent of at least 90% of the net effective rent of the existing Lease for the leased premises, (ii) the term of such Major Lease is at least five (5) years and (iii) Borrower delivers to Lender an Officer’s Certificate certifying that the requirements in the preceding clauses (i) and (ii) have been satisfied. Upon written request, Borrower shall, or cause Senior Borrower to, furnish Lender with executed copies of all Leases not previously delivered to Lender. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. Borrower shall, or shall cause Senior Borrower to: (i)  observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii)  enforce (and Borrower and Senior Borrower may amend or terminate) the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not reasonably likely to materially impair the value of the Individual Property involved except that no termination by Borrower or Senior Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that, except for an as-of-right termination exercised by a Tenant under its Lease, no such termination or surrender of any Major Lease or any Lease for all or substantially all of the Improvements at an Individual Property will be permitted without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed); (iii) not collect any of the rents more than one (1) month in advance (other than security deposits and Lease Termination Payments which constitute prepaid Rents) other than the following Leases, which Lender acknowledges and agreed are paid on a quarterly basis: (A) Grande Communications Networks, Inc. (341 Carlson Circle, San Marcos, TX 78666 ) and (B) Cofinity, Inc. (28588 Northwestern Hwy, Southfield, MI 48034); (iv)  not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Senior Loan Documents or the Loan Documents); and (v)  not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents or Senior Loan Documents.

Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender. As of the Closing Date and as of the Funding Date, there are no Affiliated Tenants at the Property. Lender hereby approves the BCBS Lease Modifications; provided, however, that (i) Borrower shall promptly provide Lender with copies of any definitive agreements entered into in connection with the BCBS Lease Modifications and (ii) if there are any material changes to the economic terms or material non-economic terms described in the BCBS LOI, then such changes shall be subject to Lender’s prior written approval, not to be unreasonably withheld, conditioned or delayed. For clarity, the Lease Termination Payments made in connection with the BCBS Lease Modifications shall be applied to reduce the Senior Release Amount and the Release Amount for the applicable Individual Properties on a pro rata basis.
5.1.21Alterations. Borrower shall obtain Lender’s prior written consent (not to be unreasonably withheld) to any alterations to any Improvements, if (i) the total unpaid amounts due and payable with respect to any such alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall exceed three percent (3%) of the Release Amount for such Individual Property (the “Threshold Amount”) or (ii) any such alterations would reasonably be expected to have an Individual Material Adverse Effect. Notwithstanding the foregoing, Lender’s consent shall not be required for alterations made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof or in accordance with the terms hereof, (b) alterations that a Tenant has the right to perform without obtaining Borrower consent pursuant to the terms of its Lease, or (c) alterations performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement.
5.1.22Operation of Property. (a)  To the extent there is then a Management Agreement in place with respect to such Individual Property, Borrower shall cause the related Individual Senior Borrower to cause the applicable Individual Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall cause Senior Borrower to promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable to the extent the entry into a Replacement Management Agreement is necessary in order to comply with the terms of the Leases at such Individual Property or otherwise in Senior Borrower’s or Borrower’s good faith business judgement.
(b)Borrower shall: (i) cause Senior Borrower to promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) cause Senior Borrower to promptly deliver to Lender a copy of each material financial statement, business plan, capital expenditures plan, notice of default or termination, and report received by it under the Management Agreement; and (iv) cause Senior Borrower to enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.
5.1.23Embargoed Person. Borrower has performed and shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or, to Borrower’s knowledge, indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or, to Borrower’s knowledge, indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or, to Borrower’s knowledge, indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property or the Collateral to be subject to forfeiture or seizure. The foregoing shall not apply to any indirect holders of equity interests in Borrower or direct or indirect holders of equity interests in Guarantor that are publicly traded on a nationally or internationally recognized exchange.
5.1.24Intentionally Omitted.
5.1.25Taxes. (a)  Borrower shall cause each of NLO Pledgor LLC, Holdco and the Individual Senior Borrowers to be treated as a partnership or disregarded entity for U.S. federal income tax purposes; provided that an Individual Senior Borrower shall be permitted to file a check-the-box election on IRS Form 8832 to be treated as a corporation for U.S. federal income tax purposes and make a joint election with Borrower on IRS Form 8875 to be treated as a taxable REIT subsidiary of Borrower within the meaning of Section 856(l) of the Code so long as the terms and conditions set forth in Section 5.2.10(e)(i) & (iii) hereof are satisfied, including as of the effective date of any such election. Borrower will timely file or cause to be filed for itself all applicable income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all U.S. federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.
(b)Borrower will not permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its or any Individual Senior Borrower’s income or assets, other than Liens for Section 2.7 Taxes not yet due and payable and for which Borrower or such Individual Senior Borrower (as applicable) sets aside on its books adequate reserves in accordance with GAAP.

(c)Borrower intends for the Incorporation Actions to result in a transaction described in Section 351 of the Code and for the issuance of the Intercompany Obligation to constitute “other property” within the meaning of Section 351(b) of the Code with respect thereto (together, the “Intended Tax Treatment”). Borrower shall (and, to the extent applicable, shall cause its Subsidiaries to) file all applicable tax returns consistent with the Intended Tax Treatment. Borrower shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Intended Tax Treatment or the Section 362(e)(2)(C) Election.
(d)Borrower shall (and, to the extent applicable, cause its Subsidiaries to) make a timely and valid election under Section 362(e)(2)(C) of the Code (and any comparable elections under state and local law) with respect to any actual or deemed contribution by Borrower or its Subsidiaries of one or more Individual Properties or any direct or indirect interest therein to a Corporate Entity in transaction described in Section 351 of the Code, provided that if such assets do not have a net built-in loss (within the meaning of Section 362(e) of the Code), such election will be made on a “protective” basis.
(e)At least thirty days prior to filing its initial IRS Form 1120-REIT, Borrower shall consult with Lender on the increases to the adjusted basis of the applicable Individual Properties for U.S. federal income tax purposes pursuant to Section 362(b) of the Code and shall file such IRS Form 1120-REIT and any other applicable tax return consistent with the basis increases determined in consultation with Lender and consider in good faith any reasonable comments provided by Lender as part of such consultation.
(f)Borrower shall elect to be treated as a REIT for the tax year beginning with the CTB Effective Date and shall use commercially reasonable efforts to maintain its status as a REIT until and unless its board of directors determines that it is no longer in the best interests of Borrower to attempt to, or continue to, qualify as a REIT, provided Borrower continues to be treated as a corporation for U.S. federal income tax purposes and other than a QRS following such determination.
5.1.26Ground Leases. (a)  Borrower shall cause Ground Lease Senior Borrower to, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Ground Lease Senior Borrower as lessee under the Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under each Ground Lease).
(b)If Ground Lease Senior Borrower shall be in default under the Ground Lease, then, subject to the terms of the Ground Lease (taken together with the estoppel delivered by the Ground Lessor in connection with the Loan) and subject to the rights of Senior Lender under the Senior Loan Documents, Borrower shall cause Ground Lease Senior Borrower to grant Lender the right (but not the obligation), to cause the default or defaults under such Ground Lease to be remedied and otherwise exercise any and all rights of Ground Lease Senior Borrower under the Ground Lease, as may be necessary to prevent or cure any default, and, subject to the rights of Tenants under Leases and the right of Senior Lender under the Senior Loan Documents,

Lender shall have the right to enter all or any portion of the Ground Leased Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default.
(c)The actions or payments of Lender to cure any default by the Ground Lease Senior Borrower under the Ground Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Ground Lease Senior Borrower under the Ground Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, within ten (10) Business Days following written demand, with interest on such sum at the rate set forth in this Agreement from the date expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Pledge Agreement.
(d)Borrower shall notify Lender promptly in writing of the occurrence of any default by Ground Lessor under the Ground Lease of which it has knowledge or following the receipt by Borrower of any written notice from Ground Lessor under any Ground Lease noting or claiming the occurrence of any default by Ground Lease Senior Borrower under the Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Ground Lease Senior Borrower under the Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.
(e)Within ten (10) Business Days after receipt of written demand by Lender (but no more often than once in any calendar year so long as no Event of Default is then continuing), Ground Lease Senior Borrower shall use commercially reasonable efforts to obtain from Ground Lessor under each Ground Lease and furnish to Lender the estoppel certificate of Ground Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.
(f)Borrower shall cause Ground Lease Senior Borrower to promptly execute, acknowledge and deliver to Lender such instruments as may be required to permit Lender to, subject to the rights of Senior Lender under the Senior Loan Documents, cure any default under any Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Ground Leased Property, in each case, to the extent the same is permitted pursuant to the Ground Lease and so long as the same does not increase Borrower’s obligations or decrease Borrower’s rights under the Loan Documents to more than a de minimis extent. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, during the continuance of an Event of Default and subject in all events to the rights of Senior Lender under the Senior Loan Documents, any and all acts and to execute any and all documents that are necessary to preserve any rights of Ground Lease Senior Borrower under or with respect to the Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the Ground Lease, or to preserve any rights of Senior Borrower whatsoever in respect of any part of the Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g)Notwithstanding anything to the contrary contained in this Agreement with respect to each Ground Lease, to the extent permitted by Legal Requirements:
(i)The lien of the related Mortgage attaches to all of Ground Lease Senior Borrower’s rights and remedies at any time arising under or pursuant to Section 365(h) of the Bankruptcy Code or the comparable provisions of any other appliable Insolvency Law, including, without limitation, all of Ground Lease Senior Borrower’s rights, as debtor, to remain in possession of the related Ground Leased Property.
(ii)Borrower shall not cause Ground Lease Senior Borrower, without Lender’s written consent, to elect to treat the Ground Lease as terminated under Section 365(h)(l) of the Bankruptcy Code or the comparable provisions of any other appliable Insolvency Law. Any such election made without Lender’s prior written consent shall be void.
(iii)Subject to the rights of Senior Lender under the Senior Loan Documents, as security for the Debt, Borrower shall cause the Ground Lease Senior Borrower to unconditionally assign, transfer and set over to Lender all of Ground Lease Borrower’s claims and rights to the payment of damages arising from any rejection by the lessor under the Ground Lease under the Bankruptcy Code or other applicable Insolvency Law. Subject to the rights of Senior Lender under the Senior Loan Documents, Lender and Ground Lease Senior Borrower shall proceed jointly or in the name of Ground Lease Senior Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy Code or other applicable Insolvency Law. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full or the Ground Lease Property shall be released from the Lien of the Senior Loan Documents. Any amounts received by Lender or Ground Lease Senior Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all reasonably out-of-pocket costs and expenses of Lender (including, without limitation, attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.
(iv)If, pursuant to Section 365(h) of the Bankruptcy Code or the comparable provisions of any other Insolvency Law, Ground Lease Senior Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by lessor of the Ground Lease under the Bankruptcy Code or other applicable Insolvency Law, then Borrower shall not permit Ground Lease Senior Borrower to effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this Subsection, Ground Lease Senior Borrower may proceed to offset the amounts set forth in Borrower’s notice.
(v)If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of the Ground Leased Property in connection with any case under the Bankruptcy Code or any other applicable Insolvency Law, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, within ten (10) Business Days following written demand, pay to Lender all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and costs)  incurred in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the related Pledge Agreement until paid.
(vi)Borrower shall notify Lender of any filing by or against the lessor under the Ground Lease of a petition under the Bankruptcy Code or any other Insolvency Law, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall deliver to Lender any and all material notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.
(h)Intentionally Omitted.
(i)Notwithstanding anything to the contrary set forth herein, it shall not be a Default or Event of Default under the Loan Documents to the extent there is a breach or other default under the Ground Lease if such breach or default is caused by the acts or omissions of Tenant, so long as Borrower is causing Ground Lease Senior Borrower to comply with its obligations to enforce such Tenant’s Lease pursuant to Section 5.1.20 of this Agreement and such breach or default by Tenant (i) would not be reasonably likely to result in an Individual Material Adverse Effect or (ii) does not give rise to (x) a right of the applicable Individual Borrower to cure the same or (y) a right of the Ground Lessor to terminate the Ground Lease.
5.1.27Intentionally Omitted.
5.1.28REA. Borrower shall, or shall cause Senior Borrower to, at all times comply in all material respects with all REAs. Borrower agrees that without the prior written consent of Lender, Borrower will not, and shall not allow Senior Borrower to, materially amend, modify or terminate any of the REAs.
Section 5.2Negative Covenants. From the date hereof and until payment and performance in full of the Debt or, with respect to any Individual Property and the Individual Senior Borrower that owns the same (so long as such Individual Senior Borrower does not own other Property that remains subject to the Loan), the earlier release of the Lien of the Mortgage encumbering such Individual Property (and all related obligations) in accordance with the terms of the Senior Loan Agreement and the other Senior Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
5.2.1Operation of Property. Borrower shall not allow Senior Borrower to, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify any Management Agreement other than an expiration pursuant to its terms; provided that Borrower may permit Senior Borrower to, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement, (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. Notwithstanding anything to the contrary set forth herein, Borrower shall have the right to cause Senior Borrower to terminate any Management Agreement with Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and elect to self-manage (or to permit a Tenant to self-manage) the applicable Individual Property to which the terminated Management Agreement related.
5.2.2Liens. Borrower shall not, and shall not allow Senior Borrower to, create, incur, assume or suffer to exist any Lien on (a) any portion of any Individual Property or permit any such action to be taken, except for Permitted Encumbrances, (b) any portion of the Pledged Collateral, except for Permitted Encumbrances, or (c) any portion of the REIT / TRS Pledged Collateral, except for Permitted Encumbrances and Liens in favor of Senior Lender.
5.2.3Dissolution. No Borrower Party shall (a) engage in any dissolution, liquidation or consolidation, Division or merger with or into any other business entity, (b) engage in any business activity not related to the direct or indirect ownership and operation of the Properties or Collateral, (c) directly or indirectly transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower or Senior Borrower except to the extent permitted by the Loan Documents and Senior Loan Documents, or (d) modify, amend, waive or terminate its organizational documents (other than de minimis administrative or ministerial amendments or modifications or other amendments or modifications approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed) or its qualification and good standing in any jurisdiction.
5.2.4Change In Business. Borrower shall not, and shall not allow Senior Borrower to, enter into any line of business other than the ownership and operation of the Properties and the Collateral, as applicable, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business and operations ancillary thereto.
5.2.5Debt Cancellation. Borrower shall not, and shall not allow Senior Borrower to, cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower or Senior Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Senior Borrower’s business.

5.2.6Zoning. Borrower shall not, and shall not allow Senior Borrower to, initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.
5.2.7No Joint Assessment. Borrower shall not, and shall not allow Senior Borrower to, suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.
5.2.8Advisory Agreement. In the event the Advisory Agreement is terminated, Borrower shall not enter into any replacement advisory agreement without the prior written consent of Lender as to the identity of the Person designated to replace WPC and the form of replacement advisory agreement, such approval not to be unconditionally withheld, conditioned or delayed.
5.2.9ERISA.
(a)Neither Borrower nor Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents, and assuming that no extensions of funds hereunder by Lender are “plan assets” within the meaning of the Plan Asset Regulations) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code or Similar Law.
(b)Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (A) neither Borrower nor Guarantor is subject to any Similar Law and (B) one or more of the following circumstances is true:
(i)Equity interests in each of Borrower and Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”);
(ii)Less than twenty-five percent (25%) of each outstanding class of equity interests in each of Borrower and Guarantor are held by “benefit plan investors” within the meaning of the Plan Asset Regulations; or
(iii)Each of Borrower and Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Asset

Regulations or another exception to ERISA applies such that each of Borrower’s and Guarantor’s assets should not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations
(c)Borrower and Guarantor will fund or cause to be funded each Plan established or maintained by Borrower, Guarantor, or any ERISA Affiliate, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA (whether or not such standards are waived). As soon as possible and in any event within thirty (30) days after Borrower knows that any ERISA Event has occurred which could reasonably be expected to have a Material Adverse Effect, Lender will be provided with a statement, signed by an Authorized Representative of Borrower, and/or Guarantor, describing said ERISA Event and the action which Borrower and/or Guarantor proposes to take with respect thereto.
5.2.10Transfers. (a)  Borrower acknowledges that Lender has examined and relied on the experience of Borrower, Senior Borrower, and their respective stockholders, general partners, members, principals and (if Borrower or any Individual Senior Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Collateral and Senior Borrower’s ownership of the Properties as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties and the Collateral so as to ensure that, during the continuance of an Event of Default, Lender can recover the Debt by a sale of the Collateral.
(b)Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit Senior Borrower or any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Collateral or any Individual Property or any part thereof or any legal or beneficial interest therein, (ii) enter into any PACE Loan or (iii) permit a Sale or Pledge of an interest in any Restricted Party, other than (each of the following, a “Permitted Transfer”) (A) the Distribution (and any Transfers effectuated in connection therewith as disclosed to Lender in writing prior to closing), (B) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (C) Permitted Equity Transfers; provided, that any waiver or amendment by Guarantor of the 9.8% ownership limitation set forth in the Guarantor’s declaration of trust shall require Lender’s prior written consent to the extent that both (I) an Ownership Change Limitation would reasonably be expected to exist immediately following a Transfer of the maximum interest in Guarantor permitted by such waiver or amendment, and (II) such Transfer would reasonably be expected to increase the percentage ownership of 5% shareholders of Borrower (including any “public group” as defined in Section 1.382-2T(f)(13) of the Treasury regulations treated as such) for purposes of determining whether there is an Ownership Change Limitation (provided that, for purposes of (II), Borrower shall be entitled to rely upon reasonably available information, including the Securities and Exchange Commission Schedules 13D and 13G of Guarantor and any information or representations obtained in connection with the granting of such a waiver or amendment, in determining whether any Transfer is reasonably expected to increase the percentage ownership of such 5% shareholders), (D) a Change of Control Event or any other exercise of remedies by Lender hereunder (including a foreclosure of the Pledge Agreement or an assignment in lieu thereof), (E) the exercise of remedies by Lender under the Loan Documents (including a foreclosure of the Pledge Agreement or an assignment or conveyance in lieu thereof), (F) the exercise of remedies by Senior Lender under the Loan Documents (including a foreclosure of the Mortgage or any Pledge Agreement (as defined in the Senior Loan Agreement) or an assignment or conveyance in lieu thereof), (G) a Condemnation, (H) the acquisition by Senior Borrower of fee title to any PILOT Property or Ground Lease Property in accordance with the terms and conditions of the applicable PILOT Lease or Ground Lease, this Agreement and the Senior Loan Documents, (I) Permitted Encumbrances, and (J) Transfers of Individual Properties in connection with a release pursuant to Section 2.5.2 of the Senior Loan Agreement.
(c)A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower or Senior Borrower agrees to sell the Collateral or one or more Individual Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Senior Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Senior Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, Division, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger, Division or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, Division or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interest.
(d)If after giving effect to any Permitted Equity Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Member are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Member as of the Closing Date, Borrower shall, no less than ten (10) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender. To the extent that any Transfer will result in the transferee (either itself or collectively with its Affiliates) owning a 10% or greater equity interest (indirectly) in Borrower or Senior Borrower, Lender’s receipt of the Satisfactory Search Results, at Borrower’s cost and expense, shall be a condition precedent to such Transfer. For clarity, other than a Permitted REIT / TRS Transfer or a Permitted REIT Preferred Interest Transfer (which such Permitted REIT Preferred Interest Transfer shall require prior written notice to Lender), Borrower shall not cause, permit or suffer any Transfers of the direct interests in any Individual Senior Borrower, Subsidiary REIT, Borrower, Pledgor, Holdco or TRS without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion.
(e)Any Permitted REIT / TRS Transfer shall be subject to, and conditioned upon, satisfaction of the following conditions:
(i)No Event of Default shall have occurred and be continuing;
(ii)Borrower shall provide Lender with written notice not later than ten (10) Business Days and not earlier than one hundred twenty (120) days prior to the date of the proposed Transfer or the effective date of the applicable election described in Section 5.1.25 hereof;
(iii)Borrower shall have delivered (i) an amendment to the applicable Pledge Agreement in form and substance reasonably satisfactory to Lender or an additional pledge and security agreement granting Lender a second priority security interest (subject only to Senior Lender’s security interest, which shall become first priority in the event Senior Lender’s security interest is terminated) in 100% of the common equity interests any new TRS Subsidiary or Subsidiary REIT, and (ii) upon request from Lender, an opinion letter from Reed Smith LLP or another counsel reasonably satisfactory to Lender opining as to the enforceability of such amendment(s) or pledge agreement(s) and other customary matters consistent with the corresponding opinions delivered on the Closing Date with respect to the Pledge Agreements, in form and substance reasonably acceptable to Lender; and
(iv)Borrower shall pay all of Lender’s reasonable, out-of-pocket costs and expenses incurred in connection with the proposed Transfer or the applicable election described in Section 5.1.25 hereof.
(f)Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s or Senior Borrower’s Transfer without Lender’s or Senior Lender’s consent, as applicable. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.
5.2.11Ground Lease. Borrower shall cause Senior Borrower to comply with the following provisions:
(a)Ground Lease Senior Borrower shall not, without Lender’s written consent as set forth below, fail to exercise any option or right to renew or extend the term of the Ground

Lease, and shall give prompt written notice to Lender and shall execute, acknowledge, deliver and record any document reasonably requested by Lender to evidence the lien of the related Mortgage on such extended or renewed lease term so long as the same does not increase Borrower’s obligations or decrease Borrower’s rights hereunder to more than a de minimis extent; provided, however, such Individual Borrower shall not be required to exercise any particular such option or right to renew or extend to the extent Ground Lease Senior Borrower shall have received the prior written consent of Lender (which consent may not be unreasonably withheld, delayed or conditioned) allowing Ground Lease Senior Borrower to forego exercising such option or right to renew or extend. If Ground Lease Senior Borrower shall fail to exercise any such option or right as aforesaid prior to the date required for such exercise in the Ground Lease, Lender may, subject to the rights of Senior Lender under the Senior Loan Documents, exercise the option or right as Ground Lease Borrower’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its reasonable discretion.
(b)Ground Lease Senior Borrower shall not waive, excuse, or in release or discharge any Ground Lessor under the Ground Lease of or from such Ground Lessor’s material obligations, covenant and/or conditions under the Ground Lease without the prior written consent of Lender.
(c)Ground Lease Senior Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend any material term of the Ground Lease, other than an expiration of the Ground Lease pursuant to its terms. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Ground Lessor’s interest in any Ground Lease by Ground Lease Senior Borrower or any Affiliate of Ground Lease Borrower shall be accomplished by Ground Lease Senior Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by Lender.
5.2.12PILOT Leases; PILOT Lease Documents. Borrower shall cause Senior Borrower to comply with the following provisions:
(a)Except in connection with the applicable Individuals Senior Borrower’s acquisition of fee title to the fee estate held by a PILOT Lessor in accordance with Section 5.1.27(e) of the Senior Loan Agreement, the Individual Senior Borrower party to such PILOT Lease shall not, without the prior consent of Lender, surrender any of the leasehold estates created by the PILOT Leases or terminate or cancel any PILOT Lease or modify, change, supplement, alter or amend in any material respects any PILOT Lease, other than an expiration of such PILOT Lease per its terms.
(b)Except in connection with a the applicable Individual Senior Borrower’s acquisition of fee title to the fee estate held by a PILOT Lessor in accordance with Section 5.1.27(e) of the Senior Loan Agreement, such Individual Senior Borrower party to such PILOT Lease shall not consent to (where PILOT Lessor has the right to so consent), without the prior consent of Lender, the transfer, surrender, termination or cancellation of any PILOT Lease Document, including any PILOT Bond by any other Person or the modification, change, supplement, alteration or amendment in any material respect of any PILOT Lease Document.
(c)The Individual Senior Borrower party to such PILOT Lease shall not waive, excuse, or in release or discharge any PILOT Lessor under any PILOT Lease or PILOT Lease Documents, as applicable, of or from such PILOT Lessor’s material obligations, covenants and/or conditions under the related PILOT Lease or PILOT Lease Documents, as applicable, without the prior written consent of Lender.
ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION
Section 6.1Ratification. (a)  Borrower hereby ratifies the provisions of Section 6.1 of the Senior Loan Agreement and shall cause Senior Borrower to comply with all applicable provisions thereof which provisions are hereby incorporated by reference with the same force and effect as if set forth herein in their entirety. If the Senior Loan is repaid in full, then Lenders shall have all of the same rights and remedies as Senior Lender under the terms and conditions of Section 6.1 of the Senior Loan Agreement. Borrower shall otherwise cause Senior Borrower to maintain at all times during the term of the Loan the insurance policies required under the Senior Loan Agreement (the “Insurance Policies”) (regardless of whether the Senior Loan has been repaid or has otherwise been terminated or any such provisions thereof have been waived by Senior Lender unless included in an amendment approved by Lender). Subject to applicable law, Borrower shall cause Lender to (i) be named as certificate holder on all property policies and as an additional insured under all liability insurance policies, subject to the rights of Senior Lender under the Senior Loan Documents, and (ii) be entitled to all such notice and consent rights afforded Senior Lender under the applicable terms and conditions of the Senior Loan Agreement relating to the Insurance Policies. Borrower shall provide Lender with evidence of all such insurance required hereunder and with the other related notices required under the Senior Loan Documents, in each case, on or before the date on which Senior Borrower is required to provide the same to Senior Lender. Subject to the rights of Senior Lender under the Senior Loan Documents, if at any time Lender is not in receipt of written evidence that the Insurance Policies are in full force and effect, Lender shall have the right, on not less than five (5) Business Days’ prior written notice to Borrower, to request evidence thereof and if not timely provided, then to procure such insurance coverage required under the Senior Loan Documents at Borrower’s sole expense and Borrower shall pay all amounts advanced by Lender, together with interest thereon at the Default Rate, from and after the date advanced by Lender until actually repaid. Lender shall not be responsible for nor incur any liability for the insolvency of the insurer or other failure of the insurer to perform, even though Lender has caused the insurance to be placed with the insurer after failure of Borrower or Senior Borrower to furnish such insurance. All expenses (including any insurance premiums) incurred by Lender in connection with obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand, and until paid, shall be secured by the Security Documents and shall bear interest at the Default Rate.

(b)All Insurance Policies provided for or contemplated by Section 6.1(a) of the Senior Loan Agreement, shall name Senior Borrower as a named insured and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(iv) and (viii) of the Senior Loan Agreement, shall name Senior Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including, but not limited to, terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Senior Lender providing that the loss thereunder shall be payable to Senior Lender.
(c)All property Insurance Policies shall contain clauses or endorsements to the effect that:
(i)no act or negligence of Senior Borrower, or anyone acting for Senior Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Insurance Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Senior Lender is concerned;
(ii)the Insurance Policy shall not be canceled without at least thirty (30) days written notice to Senior Lender, except ten (10) days’ notice for non-payment of premiums;
(iii)intentionally omitted; and
(iv)Senior Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
Section 6.2Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”) and such damage is in excess of $500,000.00, Borrower shall give prompt written notice of such damage to Lender and shall, or cause Senior Borrower to, comply with the terms of the Senior Loan Agreement with respect to such Casualty, including, but not limited to, Section 6.2 thereof.
Section 6.3Condemnation. (a) Borrower shall, or shall cause Senior Borrower to, promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of any Individual Property of land with a value in excess of $500,000.00 and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced. Borrower shall cause Senior Borrower to comply with the terms of the Senior Loan Agreement with respect to such Condemnation, including, but not limited to, Section 6.3 thereof.
ARTICLE VII – INTENTIONALLY OMITTED

ARTICLE VIII – DEFAULTS
Section 8.1Event of Default. (a)  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)if any portion of the Debt is not paid when due with, other than with respect to any Monthly Debt Service Payment Amount and any failure to repay the Debt on the Maturity Date, such failure continuing for five (5) Business Days after written notice that the same is due and payable; provided, that, such notice shall not be provided more than two (2) times during the term of the Loan; provided, further, that it shall not be an Event of Default if (x) sums sufficient to pay the Monthly Debt Service Payment Amount, fund the required deposits into the Reserve Funds or make such other payments are on deposit in the Cash Management Account prior to the applicable due date and Lender, Senior Lender or Servicer failed to apply such sums when required hereunder or under the Senior Loan Agreement, as applicable, (y) Lender’s or Senior Lender’s access to such sums was not restricted or constrained in any manner and (z) no other Event of Default is then continuing;
(ii)if any of the Taxes or Other Charges are not paid before the same become delinquent, other than those being contested by Borrower or Senior Borrower in accordance with Section 5.1.2; provided, however, that it shall not be an Event of Default if (x) sums sufficient to pay such Taxes or Other Charges are on deposit in the Tax and Escrow Fund and Lender, Senior Lender or Servicer failed to apply such sums when required hereunder or under the Senior Loan Agreement (y) Lender’s or Senior Lender’s access to such sums was not restricted or constrained in any manner and (z) no other Event of Default is then continuing;
(iii)if (A) the Insurance Policies are not kept in full force and effect; provided, however, that it shall not be an Event of Default if (x) sums sufficient to pay the Premiums for such Insurance Policies are on deposit in the Tax and Insurance Escrow Fund and Lender, Senior Lender or Servicer failed to apply such sums when required hereunder, (y) Lender’s or Senior Lender’s access to such sums was not restricted or constrained in any manner and (z) no other Event of Default is then continuing, or (B) certificates evidencing the Insurance Policies are not delivered to Lender and Senior Lender upon within five (5) Business Days following written request therefor;
(iv)if Borrower or Senior Borrower Transfers or otherwise encumbers any portion of the Collateral or any Individual Property without Lender’s prior written consent in violation of the provisions of this Agreement or Article 6 of the applicable Mortgage;
(v)if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such misrepresentation (A) was inadvertent and non-

recurring, and (B) is susceptible of being cured, then the same shall be an Event of Default hereunder only if the same is not cured within thirty (30) days after written notice to Borrower from Lender;
(vi)if a Bankruptcy Action occurs with respect to any Borrower Party or any Borrower Party shall make an assignment for the benefit of creditors; provided, however, that if (A) such Bankruptcy Action consists solely of (1) the filing of an involuntary petition against any Borrower Party or (2) an application for, or commencement of any process seeking, the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, or examiner or similar person for such Person or any portion of any Individual Property or the Collateral and (B) no Borrower Party sought, applied for, colluded with respect to, consented to, acquiesced to, approved, or joined in such involuntary petition or application, an Event of Default under this clause (vi) shall arise only upon (x) entry of an order for relief or other comparable order or decree granting such involuntary petition or (y) the same not being discharged, stayed or dismissed within ninety (90) days;
(vii)intentionally omitted;
(viii)if Borrower assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)if a Bankruptcy Action occurs with respect to Guarantor or Guarantor shall make an assignment for the benefit of creditors; provided, however, that if (A) such Bankruptcy Action consists solely of (1) the filing of an involuntary petition against such Guarantor or such other guarantor or indemnitor or (2) an application for, or commencement of any process seeking, the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, or examiner or similar person for such Guarantor or such other guarantor or indemnitor or any portion of its property and (B) neither such Guarantor nor any Borrower Party sought, applied for, colluded with respect to, consented to, acquiesced to, approved, or joined in such involuntary petition or application, an Event of Default under this clause (ix) shall arise only upon (x) entry of an order for relief or other comparable order or decree granting such involuntary petition or (y) the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;
(x)if Borrower breaches any covenant contained in Section 4.1.30 hereof; provided, that such breach shall not constitute an Event of Default if (A) such breach is curable and was inadvertent and non-recurring, (B) Borrower shall promptly cure such breach within thirty (30) days after earlier to occur of (x) notice from Lender or (y) the date Borrower becomes aware of such breach, and (C) if requested by Lender, within thirty (30) days of request by Lender, Borrower delivers to Lender, an Additional Insolvency Opinion to the effect that such breach shall not in any material respect impair, negate or amend the opinions rendered in the Insolvency Opinion or the Additional

Insolvency Opinion most recently delivered to Lender, which opinion shall be acceptable to Lender in its reasonable discretion;
(xi)intentionally omitted;
(xii)if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue; provided, that such breach shall not constitute an Event of Default if (A) such breach is curable and was inadvertent and non-recurring, (B) Borrower shall promptly cure such breach within thirty (30) days after earlier to occur of (x) notice from Lender or (y) the date Borrower becomes aware of such breach, and (C) if requested by Lender, within thirty (30) days of request by Lender, Borrower delivers to Lender, an Additional Insolvency Opinion to the effect that such breach shall not in any material respect impair, negate or amend the opinions rendered in the Insolvency Opinion or the Additional Insolvency Opinion most recently delivered to Lender, which opinion shall be acceptable to Lender in its reasonable discretion;
(xiii)if a material default has occurred by Senior Borrower and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and the Manager thereunder terminates or cancels the Management Agreement (or any Replacement Management Agreement) unless the applicable Individual Senior Borrower (or applicable Tenant) elects to self-manage and the same is permitted by the terms of the applicable Lease(s) or the terminated Management Agreement is replaced with a Replacement Management Agreement within sixty (60) days after such termination;
(xiv)if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Sections 9.1 or 9.2 hereof, or fails to cooperate with Lender in connection with a bifurcation, assignment or participation of the Loan pursuant to the provisions of Section 9.1 or 9.2 hereof, as applicable, for three (3) days after notice to Borrower from Lender;
(xv)Intentionally Omitted;
(xvi)if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above or subsections (xvii) to (xxi) below, for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed (x)

sixty (60) days in the case of any such non-monetary Default arising in connection with a breach of the covenants set forth in (i) Section 5.1.25(a) with respect to entity classification, or (ii) Section 5.1.25(c), (d), or (e), and (y) twelve (12) months in the case of all other such non-monetary Defaults;
(xvii)if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents or, if no cure period is specified in such documents, beyond the cure period specified in Section 8.1(a)(xvi), whether as to Borrower, Senior Borrower, Guarantor, the Collateral or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
(xviii)if the leasehold estate created by any PILOT Lease shall be surrendered by the applicable Individual Senior Borrower, any PILOT Bond shall be transferred or surrendered by the applicable Individual Senior Borrower, or any PILOT Lease shall be terminated or cancelled for any reason or circumstance (except if in connection with such surrender or termination, Senior Borrower acquires the fee estate from the applicable PILOT Lessor in accordance with the terms of the Senior Loan Agreement) unless the applicable Individual Property is released in accordance with Section 2.5.2 of the Senior Loan Agreement on or prior to such termination or cancellation;
(xix)(A)  there occurs any event or condition as a result of the actions of the applicable Individual Senior Borrower that gives the lessor under the Ground Lease a right to terminate or cancel the Ground Lease, or (B) the Ground Leased Property shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever (except if in connection with such surrender or termination, such Individual Senior Borrower acquires the fee estate from the applicable Ground Lessor in accordance with the terms of the Senior Loan Agreement), or (C) any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended in any material respect without the prior written consent of Senior Lender in violation of the Senior Loan Documents, unless in each case, the applicable Ground Leased Property is released in accordance with Section 2.5.2 of the Senior Loan Agreement on or prior to such termination or cancellation;
(xx)if an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
(xxi)if the sum of (i) the aggregate adjusted basis of the Individual Properties for U.S. federal income tax purposes (including, without limitation, basis from (A) transactions entered into by Borrower in connection with the funding of the Loan and (B) receivables or other items which are assets for U.S. federal income tax purposes), (ii) any U.S. federal net operating loss carryforwards of the Corporate Entities, and (iii) the amount of cash in the Excess Cash Flow Reserve Account and the Cash Management Account and other cash reserve accounts exceeds the sum of (x) the Senior Debt and (y) the operating liabilities which are liabilities for U.S. federal income tax purposes of Borrower and its Subsidiaries (excluding the Debt and any interest or fees payable with respect thereto) by less than the Minimum Amount;
(xxii)if the Section 362(e)(2)(C) Election is not timely filed;
(xxiii)if, at any time after the CTB Effective Date, Borrower is not treated as a corporation (including, for the avoidance of doubt, a REIT) for U.S. federal income tax purposes or Borrower is treated as a QRS; or
(xxiv)if there shall occur an “Event of Default” with respect to the Senior Loan in accordance with the Senior Loan Documents.
(b)Upon the occurrence of an Event of Default and during the continuance (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter that such Event of Default is continuing, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.2Remedies. (a)  Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, but subject to Legal Requirements (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral, the Pledge Agreement and the other Security Documents have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(b)With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Collateral for the satisfaction of any of the Debt, and Lender may seek satisfaction out of the Collateral, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Pledge Agreement or other Security Documents in any manner and for any amounts secured by the Pledge Agreement or other Security Documents then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Pledge Agreement or other Security Documents to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Pledge Agreement or other Security Documents to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Pledge Agreement or other Security Documents as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral and the Borrower shall remain subject to the Pledge Agreement or other Security Documents to secure payment of sums secured by the Pledge Agreement or other Security Documents and not previously recovered.
(c)Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge agreements and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder; provided, that (i) the aggregate principal amount of the Loan immediately following such severance shall equal the outstanding principal balance of the Loan immediately prior to such severance, (ii) the weighted average interest rate of the Loan immediately following such severance shall equal the weighted interest rate of the Loan immediately prior to such severance (for clarity, the weighted average interest rate may subsequently change due to (1) the application of funds during the continuance of an Event of Default, and (2) the application of Net Liquidation Proceeds after Debt Service; and (iii) such Severed Loan Documents shall not materially adversely affect Borrower or any other Borrower Party or increase any of the obligations or decrease any of the rights of Borrower or such Borrower Party under the Loan Documents, other than by a de minimis amount. In connection with any such severance during the continuance of an Event of Default, Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance during the continuance of an Event of Default, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any reasonable out-of-pocket costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date and the Funding Date.
Section 8.3Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement, the Pledge Agreement and the other Security Documents shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
ARTICLE IX – SPECIAL PROVISIONS
Section 9.1Loan Bifurcation.
9.1.1Component Note. (a)  Borrower hereby ratifies the provisions of Section 9.1.1 of the Senior Loan Agreement and shall cause Senior Borrower to comply with all applicable provisions thereof which provisions are hereby incorporated by reference with the same force and effect as if set forth herein in their entirety. Without in any way limiting Lender’s other rights under this Agreement or any other Loan Document (including Lender’s rights under Section 9.2 hereof), but subject the terms of this Section 9.1, Lender shall have the right, at any time and in its sole and absolute discretion, to require Borrower to execute and deliver new component notes (including senior and junior notes) to replace the Note or modify the Note to reflect multiple components of the Loan, which notes may be paid in such order of priority as may be designated by Lender, and which notes may have varying principal amounts, interest rates and economic terms and Lender shall have the right to allocate the collateral securing the Loan amount the various Note and new component notes in its sole discretion (including, without limitation, the right to create one or more new mezzanine loans or securitize all or any portion of the Loan); provided that such component notes and such allocation of the collateral shall not modify (i) the weighted average interest rate payable under the Note (except that the weighted average interest rate may subsequently change due to (1) the application of funds following an Event of Default, and (2) the application of Net Liquidation Proceeds after Debt Service), (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan (including, but not limited to the amount and requirement to pay the Exit Fee), or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. Subject to the terms of this Section 9.1, Borrower shall reasonably cooperate with all reasonable requests of Lender in order to establish the component notes and shall execute and deliver, and cause to be executed and delivered, such documents as shall be reasonably required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender (including, without limitation, causing Guarantor to reaffirm the Guaranty, executing and delivering an amendment to any Pledge Agreement to cause same to be two (2) or more separate substitute Pledge Agreements in the aggregate principal amount of up to the total Loan amount, to reapportion the lien of the Pledge Agreements among such separate substitute Pledge Agreements, pari passu or otherwise, or the severance of other security documents, executing a pledge of the direct or indirect membership interests in Borrower in connection with any new mezzanine loan, and to amend Borrower’s organizational structure to provide for one or more new mezzanine borrowers) provided that (I) modifications shall be made to this Agreement to account for the exercise of the rights under this Section 9.1 as determined by Lender in its reasonable discretion, including, but not limited to, (x) the inclusion of a requirement that any voluntary prepayments made by Borrower (not relating to the application of Net Liquidation Proceeds after Debt Service or otherwise made following an Event of Default) be applied pro rata as among any components and any other loan created hereunder and (y) any new mezzanine loan is cross-defaulted with the Loan, (II) intentionally omitted, (III) the loan documents for any new loan hereunder shall include the same protections with respect to recourse as are set forth in Section 9.3 and (IV) with respect to any new mezzanine loan or loan secured by the direct or indirect equity interests in Borrower, any Loan Documents to which Guarantor is a party shall be adjusted to relieve Guarantor from any obligations or liabilities in substantially the same circumstances as in the event of the exercise of certain remedies under the Loan Documents. Borrower hereby further agrees, promptly after demand therefor from Lender, to cause opinions of counsel to Borrower in form and substance reasonably satisfactory to Lender with respect to such substitute notes, amendments and/or replacements to be delivered to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead, exercisable by Lender only following the occurrence and during the continuance of an Event of Default, to make and execute all documents necessary or desirable to establish the component notes as described in this Section 9.1.1, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.
(b)All costs and expenses of Borrower and any of its Affiliates incurred in order to comply with Section 9.1 and Section 9.2 on or prior to the Funding Date shall be borne by Borrower. All costs and expenses of Borrower and any of its Affiliates incurred in order to comply with Section 9.1 and Section 9.2 after the Funding Date shall be borne by Lender (other than Borrower’s attorneys’ fees and expenses).
(c)At the request of Lender, Borrower shall or shall cause Senior Borrower to use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or purchasers of any direct or indirect interest in the Loan, or as may be required by Legal Requirements, provided that, in each case, such information is in Borrower’s possession or control or can be produced without undue burden or cost. Lender shall have the right to provide to prospective investors and/or purchaser any information in its possession, including, without limitation, financial statements relating to Borrower, Senior Borrower, Guarantor, Manager, the Property and any Tenant, so long as Lender notifies such prospective investors and/or purchasers of the confidential nature thereof. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Senior Borrower and Guarantor, shall, at Lender’s request, at Borrower’s and Lender’s expense to the extent provided for in accordance with Section 9.1.1(b) above, reasonably cooperate with Lender’s efforts to arrange for a sale or participation of any direct or indirect interest in the Loan in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or purchasers. Borrower agrees to review, at Lender’s request in connection with any sale or participation of any direct or indirect interest in the Loan, any written materials used or provided to any prospective investors and/or purchasers, and shall confirm that the factual statements and representations contained in such sections and such other information in such materials (provided, in each case, solely to the extent such information was provided by or on behalf of Borrower and relates to the Property, Borrower, Senior Borrower, Guarantor and/or any Affiliated Manager) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
(d)Without limiting the other provisions of this Section 9.1, Borrower shall cause Guarantor to cooperate in all reasonable respects with Lender in its exercise of any of its rights pursuant to Sections 9.1 and/or 9.2; provided that Borrower shall only be required to cause Guarantor to provide the same information and documents relating to Guarantor (as updated to reflect any changes as of the date requested under this Section 9.1) that (a) were delivered to Lender in connection with the closing of the Loan, or (b) are required to be delivered to Lender under the Loan Documents. Lender shall be permitted to share such information with potential purchasers, participants or assignees of an interest in the Loan and any investment banking firms, accounting firms, law firms and other third-party advisors advising such Persons, in each case, so long as Lender notifies the same of the confidential nature thereof and, with respect to any potential purchasers, participants or assignees of an interest in the Loan, Lender has notified such Persons of the confidential nature thereof.
Section 9.2Assignments and Participations; Securitization.
9.2.1Assignments and Participations.
(a)Lender, at each party’s expense to the extent provided for in accordance with Section 9.1.1(b), may Transfer to one or more Persons all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided, that, unless an Event of Default has occurred and is continuing, Lender may not Transfer (for clarity, other than in connection with a Securitization) to any Disqualified Persons during (i) the period commencing on the Funding Date and ending on the date that is twelve (12) months after the Funding Date or (ii) any MDP Compliance Period; provided, further, that the parties to each such assignment shall execute and deliver to Lender or its administrative agent, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Assumption, with (and subject to) the consent of Lender. Upon the consummation of any assignment pursuant to this Section 9.2, the transferor Lender and Borrower shall make appropriate arrangements so that, if required, a new Note or Notes are issued to the assignee. The assignee shall deliver to Borrower and Lender the applicable certification in accordance with Section 2.7. Subject to the provisions of Section 2.7, each Lender may transfer and carry its portion of the Loan at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender. For the avoidance of doubt, in no event shall consent of Borrower be required in connection with any transfer by any Lender so long as Lender complies with the limitations set forth in the first sentence of this Section 9.2.1.
(b)Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of the assigning Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, the assigning Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Assumption, except with respect to (A) any payments made by Borrower to Lender pursuant to the terms of the Loan Documents after the effective date of the Assignment and Assumption and (B) any letter of credit, cash deposit or other deposits or security (other than the Lien of the Pledge Agreement and the other Loan Documents), if any, delivered to or for the benefit of or deposited with such assigning Lender, for which such assigning Lender shall remain responsible for the proper disposition thereof until such items are delivered to a party who is qualified as an Eligible Institution and agrees to hold the same in accordance with the terms and provisions of the agreement pursuant to which such items were deposited.
(c)By executing and delivering an Assignment and Assumption, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the assigning Lender to take such action as the assigning Lender on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the assigning Lender by the terms hereof together with such powers and discretion as are incidental thereto; and (vi) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by the assigning Lender.
(d)The initial Lender or its administrative agent (as a nonfiduciary agent of Borrower) shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of each Lender and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. This Section 9.2.1(d) shall be construed so that the obligations under the Loan Documents are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (and any other relevant or successor provisions of the Code or such Treasury regulations). The Register shall be available for inspection by Borrower or any Lender pursuant to this Section 9.2 at any reasonable time and from time to time upon reasonable prior written notice.
(e)Upon its receipt of an Assignment and Assumption executed by an assignee, together with any Note or Notes subject to such assignment, the initial Lender or its administrative agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at the assigning Lender’s own expense, shall execute and deliver to such assignee in exchange and substitution for the surrendered Note or Notes a new Note payable to such assignee in an amount equal to the portion of the Loan assigned to it and a new Note payable to assignor in an amount equal to the portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate then outstanding principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the Note (modified, however, to the extent necessary so as not to impose duplicative or increased obligations on Borrower). Costs and expenses associated with any of the foregoing shall be borne by the parties in accordance with Section 9.1.1(b).
(f)Lender, at each party’s expense in accordance with Section 9.1.1(b), may sell participations to one or more Persons (other than Borrower or any of its Affiliates (including Senior Borrower)) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note held by it); provided, that, unless an Event of Default has occurred and is continuing, Lender may not sell participations to any Disqualified Persons during (i) the period commencing on the Funding Date and ending on the date that is twelve (12) months after the Funding Date or (ii) any MDP Compliance Period; provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, and (iv) Borrower and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Borrower agrees that each participant shall be entitled to the benefits of Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.2.1(a); provided that such participant shall not be entitled to receive any greater payment under Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of Borrower, maintain at one of its offices in the United States a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(g)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.2, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such assignee by or on behalf of Borrower; provided, however, that, in connection with any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information received by it.

(h)Notwithstanding any other provision set forth in this Agreement or any other Loan Document, any assignee pursuant to this Section 9.2 may at any time create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents (including, without limitation, the amounts owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or in favor of any central bank in accordance with any comparable law, rule or regulation.
9.2.2Securitization. (a)  Borrower acknowledges and agrees that Lender may, at each party’s expense to the extent provided for in accordance with Section 9.1.1(b), consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). Borrower acknowledges and agrees that Disqualified Persons may be holders or purchasers of Securities in connection with a Securitization.
(b)At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization, provided such information is in its possession and can be produced without undue burden or cost. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Senior Borrower, Guarantor, if any, the Properties and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower shall, at Lender’s request, at Lender’s sole cost and expense (other than with respect to Borrower’s attorneys’ fees and expenses), cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower agrees to review, at Lender’s request in connection with the Securitization, the highlighted sections of the Disclosure Documents to the extent of the information that was provided by Borrower and relates to Borrower, Senior Borrower, Guarantor, and/or the Properties (the “Covered Disclosure Information”) and shall confirm that the factual statements and representations contained in such highlighted sections (to the extent of any Provided Information therein) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
(c)Borrower agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more new mezzanine loans (including amending Borrower’s organizational structure to provide for one or more new mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or new mezzanine notes Borrower shall not be required to modify (i) the weighted average interest rate payable under the Note (except that the weighted average interest rate may subsequently change due to (1) the application of funds following an Event of Default, and (2) the application of Net Liquidation Proceeds after Debt Service), (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan (including, but not limited to, the aggregate Exit Fee payable across all notes), or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents.
(d)If requested by Lender, Borrower shall provide Lender, promptly upon written request, with any financial statements, financial, statistical or operating information or other information as Lender shall determine necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender, provided, in each case, the same is in Borrower’s possession or control or can be produced without undue burden.
(e)Intentionally Omitted.
(f)Intentionally omitted.
(g)Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will reasonably cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
(h)The Indemnifying Persons agree to provide, in connection with any Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have carefully examined the Covered Disclosure Information and (ii) such Covered Disclosure Information and such Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Securitization Indemnified Persons”), for any actual out-of-pocket losses, claims, damages, liabilities, costs or expenses including without limitation reasonable legal fees and expenses for enforcement of these obligations (but expressly excluding indirect, consequential and punitive damages of any kind, except to the extent of consequential and indirect damages owed by a Securitization Indemnified Person to an unaffiliated third party) (collectively, the “Liabilities”) to which any such Securitization Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Securitization Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. Notwithstanding the foregoing, Borrower shall have no responsibility under this Section 9.2.2(h) for (v) any untrue statements contained in any Covered Disclosure Information to which Borrower or its authorized representative have timely objected to in writing to Lender, (w) any failure by the preparer of any Disclosure Documents to incorporate or accurately reflect information provided or comments timely made by Borrower to the Covered Disclosure Information, (x) any information that Borrower was not requested to review, (y) any losses that are caused by the gross negligence, willful misconduct or fraud of any Securitization Indemnified Person, and (z) numbers which have been submitted by Borrower and adjusted by any Securitization Indemnified Person from those submitted by Borrower, to the extent of such adjustment. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of the Indemnifying Persons, whether or not an indemnification agreement described in this Section 9.2.2(h) is provided.
(i)In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Securitization Indemnified Persons for Liabilities to which any such Securitization Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Securitization Indemnified Person for any legal or other expenses incurred by such Securitization

Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities. Notwithstanding the foregoing, Borrower shall have no responsibility under this Section 9.2.2(i) for (v) any untrue statements contained in any Covered Disclosure Information to which Borrower or its authorized representative have timely objected to in writing to Lender, (w) any failure by the preparer of any Disclosure Documents to incorporate or accurately reflect information provided or comments timely made by Borrower to the Covered Disclosure Information, (x) any information that Borrower was not requested to review, (y) any losses that are caused by the gross negligence, willful misconduct or fraud of any Securitization Indemnified Person, and (z) numbers which have been submitted by Borrower and adjusted by any Securitization Indemnified Person from those submitted by Borrower, to the extent of such adjustment.
(j)Promptly after receipt by a Securitization Indemnified Person of notice of any claim or the commencement of any action, the Securitization Indemnified Person shall, if a claim in respect thereof is to be made against any Securitization Indemnified Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2.2 except to the extent that it has been materially prejudiced by such failure and; provided, further, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to a Securitization Indemnified Person otherwise than under the provisions of this Section 9.2.2. If any such claim or action shall be brought against a Securitization Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Securitization Indemnified Person. After notice from any Indemnifying Person to the Securitization Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Securitization Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Securitization Indemnified Persons on the other hand, and a Securitization Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Securitization Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Securitization Indemnified Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Securitization Indemnified Persons. The Securitization Indemnified Persons shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Securitization Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Securitization Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Securitization Indemnified Person.

(k)Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Securitization Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each Securitization Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Securitization Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).
(l)The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Securitization Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2.2), then the Indemnifying Persons, on the one hand, and such Securitization Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Securitization Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Securitization Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Securitization Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Securitization Indemnified Persons in connection with the closing of the Loan.
(m)The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2.2 shall apply whether or not any Securitization Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Securitization Indemnified Persons are intended third-party beneficiaries under this Section 9.2.2.
(n)The liabilities and obligations of the Securitization Indemnified Persons and the Indemnifying Persons under this Section 9.2.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(o)Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.
9.2.3Administrative Agent. Borrower acknowledges and agrees that Lender may appoint an administrative agent (“Administrative Agent”) to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by Lender, together with all such powers as are reasonably incidental thereto. Upon such appointment of an Administrative Agent, the following provisions shall apply.
(a)The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any subsidiary or Affiliate of Borrower as if it were not Administrative Agent hereunder.
(b)The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action with respect to any Default or Event of Default. Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Administrative Agent is required to exercise in writing as directed by the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in any co-lender agreement), and (c) except as expressly set forth herein, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
(c)Administrative Agent may consult with legal counsel (which may be counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
(d)Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Lenders or, where required by the terms of this Agreement, all of the Lenders, or (ii) in the absence of its own gross negligence or willful misconduct. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of Borrower; (iii) the satisfaction of any condition specified in

Article II; (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith; or (v) the contents of any certificate, report or other document delivered hereunder or in connection herewith. Administrative Agent shall not incur any liability to any Lender by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a Lender wire, electronic mail or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to Administrative Agent by Borrower or a Lender. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.
(e)Each Lender shall, ratably in accordance with its interest in the Loan, indemnify Administrative Agent, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder.
(f)Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(g)The initial Administrative Agent may resign as the Administrative Agent by giving notice thereof to the Lenders and Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor agent whereupon (i) such successor agent shall succeed to and become vested with all the rights, powers and duties of the former Administrative Agent, (ii) the term “Administrative Agent” means such successor agent effective upon such appointment and approval, and (iii) the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder first accruing or arising after the effective date of such retirement. If no successor Administrative Agent shall have been so appointed by the Lenders, and shall have accepted such appointment, within ten (10) days after the retiring Administrative Agent gives notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall collectively assume and perform all of the duties of Administrative Agent hereunder until such time as the Lenders shall, subject to the terms of any co-lender agreement entered into by and among the Lenders, appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. Borrower shall be responsible for any and all costs, fees and expenses payable in connection with any appointment of any successor Administrative Agent (including, without limitation, the negotiation, execution and delivery of any administrative agent services agreement or other related documentation) and all costs, fees and expenses payable to such successor Administrative Agent in connection with the performance of its obligations hereunder. After Administrative Agent’s resignation hereunder, the provisions of this Section 9.2.3 and Section 10.13 hereof shall continue in effect for the benefit of such retiring Administrative Agent and its respective Indemnified Persons in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
(h)Administrative Agent shall deliver to each Lender a copy of any notice sent to Borrower by Administrative Agent in connection with the performance of its duties as Administrative Agent hereunder.
(i)The provisions of this Section 9.2.3 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights to rely on, enforce or consent to any waiver, modification or amendment of, any of the provisions hereof; provided, however, that Borrower agrees that Administrative Agent’s inability to deliver any consent to, or approval of, an action requested by Borrower due lack of appropriate Lender consent shall not constitute an unreasonable withholding or delay by Administrative Agent in the giving of such consent or approval. Notwithstanding the foregoing, (y) Borrower shall be entitled to rely on consents and approvals executed by Administrative Agent without investigation as to the existence of proper authorization by the Lenders, and (z) so long as no Event of Default has occurred and is continuing and JPMorgan Chase Bank, N.A. and/or its Affiliates continue to hold at least 50% of the Loan, JPMorgan Chase Bank, N.A. shall continue to serve as the Administrative Agent under the Loan Documents.
Section 9.3Exculpation. (a)  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) intentionally omitted; (f) impair the enforcement of the Pledge Agreement or (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral.
(b)Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any actual out-of-pocket loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs, but expressly excluding indirect, consequential and punitive damages of any kind, except to the extent of consequential and indirect damages owed by Lender to an unaffiliated third party) incurred or suffered by Lender arising out of or in connection with the following:
(i)fraud or intentional material misrepresentation by Borrower, Senior Borrower or Guarantor in connection with origination or funding of the Loan;
(ii)the gross negligence or willful misconduct of Borrower, Senior Borrower or Guarantor in connection with the Loan or any Property;
(iii)physical waste of any Individual Property caused by the intentional acts of Borrower, any Individual Senior Borrower or Guarantor (except for physical waste caused by any omissions resulting from insufficient net cash flow from the Property or a failure or refusal of Senior Lender to make cash flow from the Property available to Senior Borrower to the extent Senior Lender is required to make such disbursement under the Senior Loan Agreement);
(iv)the removal or disposal of any portion of any Individual Property in contravention of the Loan Documents or Senior Loan Documents by or at the direction of Borrower, Senior Borrower or Guarantor during the continuance of an Event of Default;
(v)the misappropriation or conversion by Borrower, Senior Borrower or Guarantor in contravention of the Loan Documents of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any Individual Property, (B) any Awards received in connection with a Condemnation of all or a portion of any Individual Property, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance;

(vi)Borrower’s failure to pay, or cause Senior Borrower to pay, Taxes (other than those that are being contested in accordance with the terms of this Agreement); provided, that there shall be no liability under this clause (vi) if (A) available cash flow which Borrower or Senior Borrower actually receives is insufficient to pay such amounts or (B) there are sufficient funds in the Tax and Insurance Escrow Fund to pay such Taxes prior to the date upon which such payment becomes delinquent and Senior Lender is required to use such amounts for the payment of such Taxes and fails to make such payment in accordance with this Agreement or the Senior Loan Agreement;
(vii)(1) Borrower’s failure to, or cause Senior Borrower to, obtain and maintain the fully paid for Insurance Policies in accordance with and to the extent required by Section 6.1 of the Senior Loan Agreement; provided, that there shall be no liability under this clause (vii) if (A) available cash flow which Borrower or Senior Borrower actually receives is insufficient to pay such amounts or (B) there are sufficient funds in the Tax and Insurance Escrow Fund to pay such insurance premiums prior to the date upon which such payment becomes delinquent and Senior Lender is required to use such amounts for the payment of such insurance premiums and fails to make such payment in accordance with this Agreement or (2) the failure of the windstorm/named storm Policies maintained by Senior Borrower to meet the requirements described in that certain Letter Agreement regarding insurance, dated as of the Closing Date, between Senior Lender and Senior Borrower;
(viii)Borrower’s failure to, or cause Senior Borrower to, pay charges for labor or materials or other charges or judgments that can create Liens on any portion of any Individual Property (other than those that are being contested in accordance with the terms of the Loan Documents and Senior Loan Documents), except to the extent of insufficient net cash flow from the Property or a failure or refusal of Senior Lender to make a disbursement of any Reserve Funds available to Borrower to the extent Lender is required to make such disbursement under this Agreement or the Senior Loan Agreement;
(ix)any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Senior Lender by Senior Borrower upon a foreclosure of any Individual Senior Borrower or any Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the commencement of such foreclosure or action in lieu thereof;
(x)intentionally omitted;
(xi)the 3900 Paramount Parkway HVAC Issue and any actions, suits or proceedings in connection therewith until such time as the same is settled, dismissed pursuant to a final non-appealable decision of a court of competent jurisdiction or otherwise resolved in favor of Senior Borrower;

(xii)a material breach of any representation set forth in Section 4.1.30 hereof that is not set forth in clause (c)(ii)(E) below (other than a failure to comply with the requirements set forth in clause (xii) and (xxiiii) of the definition of “Special Purpose Entity”);
(xiii)for any Individual Property for which an updated Survey was not delivered to Lender in connection with this Agreement, any Liens, encumbrances or other matters which would have been disclosed in an updated Survey for such Individual Property that was not disclosed in the Title Insurance Policy for such Individual Property received by Lender prior to the Closing Date, provided that prior to seeking any recovery pursuant to this clause (xiii) Lender shall first seek recovery under the applicable Title Insurance Policy for a period not to exceed six (6) months; provided, further, that subject to Senior Lender’s rights under the Senior Loan, (A) Borrower shall cooperate with Lender in making such claim and shall reimburse Lender for the reasonable out-of-pocket costs and expenses incurred by Lender in connection with seeking to recover such losses from such Title Insurance Policy, and (B) to the extent Borrower or Guarantor has paid or reimbursed Lender for any Losses under this clause (xiii) and Lender subsequently obtains recovery under the applicable Title Insurance Policy, Lender shall reimburse Borrower and/or Guarantor, as applicable, up to the amount of the Losses so paid or reimbursed);
(xiv)any Transfer in violation of the Loan Documents that is not a Permitted Transfer and is not otherwise set forth in clause (c)(ii)(C)(2);
(xv)Borrower or any Individual Senior Borrower fails to obtain Lender’s prior written consent to any secured Indebtedness or voluntary Lien encumbering the Properties or the Collateral (other than a Permitted Encumbrance), in each case, in violation of the Loan Documents or Senior Loan Documents; or
(xvi)any material modification or voluntary termination of the Ground Lease, any PILOT Lease or any PILOT Lease Documents by the applicable Individual Senior Borrower (other than in connection with the acquisition of fee title to the estate held by PILOT Lessor in accordance with Section 5.1.27(e) hereof) without Lender’s consent.
(c)Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code or other applicable Insolvency Law to file a claim for the full amount of the Debt secured by the Security Documents or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event of any of the following:
(A)Borrower or any Borrower Party (1) files a voluntary petition, files any insolvency or reorganization case or proceeding, institutes proceedings to have such Borrower or Borrower

Party be adjudicated bankrupt or insolvent or otherwise seeks relief, in each case under the Bankruptcy Code or any other Insolvency Law; (2) (x) solicits or causes to be solicited petitioning creditors for, or (y) supports, colludes with respect to, consents to or otherwise acquiesces in, approves or joins in any involuntary petition filed against such Borrower or Borrower Party by any other Person (other than Lender or Senior Lender) under the Bankruptcy Code or any other Insolvency Law; (3) applies for, or otherwise commences any process seeking, the appointment of a custodian, receiver, trustee, sequestrator, conservator, liquidator, examiner or similar person for such Borrower or Borrower Party or any portion of any Individual Property or the Collateral; or (4) admits, in writing (other than in correspondence with Lender in connection with a workout or restructuring of the Loan) or in any legal proceeding, such Borrower or Borrower Party’s insolvency or general inability to pay its debts as they become due (except as may be required under subpoena or pursuant to any court required document); provided, however, that Borrower shall not have any liability under this clause (A) to the extent of any of the foregoing that is undertaken by or at the direction of Lender or Senior Lender;
(B)any Transfer of a direct or indirect equity interest in any Restricted Party in violation of the Loan Documents;
(C)if Guarantor, Borrower or any Affiliate of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Pledge Agreement or any other Loan Document, raises a defense or seeks judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, in each case which are raised or asserted in bad faith or are frivolous as finally determined by a court of competent jurisdiction;
(D)any Borrower Party, Guarantor or any Affiliate of any of them causes any of Holdco or TRS to amend or otherwise modify its organizational documents in order to amend or repeal its election to be governed by Article 8 of the UCC, or any termination or cancellation of the limited liability company membership certificate evidencing Borrower’s one hundred percent (100%) limited liability company interest in NLO Pledgor LLC or Member’s one hundred percent (100%) common liability company interest in Borrower, as delivered to Lender on the Closing Date in connection with the Pledge Agreement;

(E)if Borrower, Senior Borrower or other Borrower Party fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof, in each case, that results in a substantive consolidation of any Borrower Party with any other Person in any bankruptcy proceeding involving or consolidating such Borrower Party, the Properties, the Collateral or any assets or liabilities of such Borrower Party (other than a failure to comply with the requirements set forth in clause (xii) and (xxiv) of the definition of “Special Purpose Entity”);
(F)if the Section 362(e)(2)(C) Election is not timely filed; or
(G)if, at any time after the CTB Effective Date, Borrower is not treated as a corporation (including, for the avoidance of doubt, a REIT) for U.S. federal income tax purposes or Borrower is treated as a QRS.
(d)Subject to and without impairing the obligations of Borrower hereunder or under the Loan Documents (including Sections 9.2 and 9.3 hereof) or the obligations of any the Guarantor under the Guaranty and the Environmental Indemnity, or any other Borrower Party under any Loan Document to which it is a party, no direct or indirect shareholder, partner, member, principal, affiliate, employee, officer, trustee, director, agent or other representative of Borrower and/or of any of his or its Affiliates (a “Related Party”) shall have any personal liability for, nor be joined as party to, any action with respect to payment, performance or discharge of any covenants, obligations, or undertakings of Borrower under this Agreement, and by acceptance hereof, Lender for itself and its successors and assigns irrevocably waives any and all right to sue for, seek or demand any such damages, money judgment, deficiency judgment or personal judgment against any Related Party under or by reason of or in connection with this Agreement or the other Loan Documents; provided that (a) any Related Party that is a party to any Loan Document or any other separate written guaranty, indemnity or other agreement given by such Related Party in connection with the Loan (including Borrower) shall remain fully liable therefor and the foregoing provisions shall not operate to limit or impair the liabilities and obligations of such Related Parties or the rights and remedies of Lender thereunder and (b) the foregoing provisions shall not constitute a waiver, release or impairment of any obligation evidenced or secured by the Loan Documents or otherwise affect the validity or enforceability of this Agreement and Lender’s rights and remedies against Borrower hereunder.
Section 9.4Matters Concerning Manager. If (a) an Event of Default relating to the Individual Property to which a Management Agreement relates has occurred and remains uncured, or (b) Manager shall become subject to a Bankruptcy Action, Borrower shall, at the written request of Lender, cause Senior Borrower to terminate the Management Agreement and, at Senior Borrower’s election, either self-manage or replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.
Section 9.5Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement or the payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer other than the Administration Fee required to be paid pursuant to Section 2.3.6. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or out-of-pocket expenses paid by Servicer or trustee in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) if the Loan or any portion of the Loan is subject to a Securitization, as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or in connection with any Bankruptcy Action and which special servicing fees shall not exceed 0.25% per annum; (ii) if the Loan or any portion of the Loan is subject to a Securitization; (iii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, which liquidation fees shall not exceed 0.5% of any liquidation proceeds received on the Loan and which workout fees shall not exceed 0.5% of each collection of interest and principal received on the Loan; (iv) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (v) except as expressly set forth in this Agreement, any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan.
Section 9.6Senior Loan; Intercreditor Agreement.
(a)Borrower acknowledges and agrees that (i) the Intercreditor Agreement is intended solely for the benefit of the parties thereto, (ii) none of Borrower or any of its Affiliates is an intended third-party beneficiary of any of the provisions therein or entitled to rely on any of the provisions contained therein, and (iii) any Intercreditor Agreement may allow the Senior Lender certain additional forbearances and accommodations not otherwise available to Borrower (including, among other things, additional time to cure defaults by Borrower and the right to purchase the Loan under certain circumstances) and that Borrower hereby waives any objection thereto. None of Lender or Senior Lender shall have any obligation to disclose to Borrower the contents of any Intercreditor Agreement. Borrower’s and Guarantor’s obligations under this Agreement and the other Loan Documents are and will be independent of each Intercreditor Agreement and shall remain unmodified by the terms and provisions thereof. In connection with the exercise of its rights set forth in the Loan Documents or any Intercreditor Agreement, Lender shall have the right at any time to discuss the Property, the Collateral, the Senior Loan, the Loan or any other matter relating to the Property, the Collateral, the Senior Loan or the Loan directly with the Senior Lender or any of their respective consultants, agents or representatives, without notice to or permission from Borrower or any Guarantor, and Lender shall have no obligation to disclose such discussions or the contents thereof with Borrower, Guarantor or WPC. Borrower hereby acknowledges and agrees that (A) the risks of Senior Lender in making the Senior Loan are different from the risks of Lender in making the Loan, (B) in determining whether to grant, deny, withhold or condition any requested consent or approval, or exercise any rights, Senior Lender may reasonably reach different conclusions, and (C) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval, or exercise any rights, in accordance with the applicable standard set forth in the Loan Documents based on its exercise of judgment subject to such standard.
(b)Borrower shall (or shall cause Senior Borrower to): (a) pay all principal, interest and other sums required to be paid by Senior Borrower under and pursuant to the provisions of the Senior Loan Documents; (b) comply with all of the terms, covenants and conditions of the Senior Loan Documents on the part of Senior Borrower to be performed and observed, unless such performance or observance shall be waived in writing by Senior Lender; and (c) deliver a true, correct and complete copy of all material notices, demands, or material correspondence (including electronically transmitted items) given or received by Senior Borrower or Guarantor to or from Senior Lender, except to the extent Lender and Senior Lender are the same Person or Affiliates at the time the same was given. In the event of a refinancing of the Senior Loan permitted by the terms of this Agreement, Borrower will cause all Reserve Funds on deposit with Senior Lender to either (i) be utilized by Senior Borrower to reduce the amount due and payable to the Senior Lender or (ii) alternatively, be remitted to Lender to be held in the Reserve Funds required hereunder, if any, and any excess shall be applied as a mandatory prepayment of the Loan, in either case, unless otherwise agreed to (in writing) by Lender.
(c)None of Guarantor, Borrower, Senior Borrower nor any Affiliate of any of them shall acquire or agree to acquire the Senior Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Senior Loan, via purchase, transfer, exchange or otherwise, except for any interest in securities to the extent the Senior Loan has been securitized, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law,

Borrower or Senior Borrower or any Affiliate of any of them shall have failed to comply with the foregoing, then Borrower: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Senior Loan Documents: (A) not to enforce the Senior Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory notes evidencing the Senior Loan, (2) reconvey and release the lien securing the Senior Loan and any other collateral under the Senior Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Senior Loan Documents.
(d)Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Senior Borrower to refinance all or any portion of the Senior Loan, unless such refinancing of the Senior Loan will result in the repayment of the Debt in full in accordance with this Agreement and the other Loan Documents. Notwithstanding anything stated herein to the contrary, any provisions in this Agreement cross-referencing or incorporating by reference provisions of the Senior Loan Documents shall be effective and such references shall be (and hereby are) expressly incorporated herein and made a part hereof notwithstanding the termination of the Senior Loan Documents, by payment in full of the Senior Loan, or otherwise, except to the extent that such provisions relate to obligations arising under the Senior Loan Documents that are no longer in effect following such termination. Upon the repayment or prepayment of the Senior Loan in full, Borrower shall enter into such amendments, supplements, modifications of this Agreement and the other Loan Documents and take such other actions as Lender may reasonably require at Borrower’s sole cost and expense in connection with the Senior Loan being repaid in full, provided that neither Borrower nor Guarantor shall be required to take any action which either increases the obligations and liabilities of Borrower or Guarantor or decreases the rights and interests of Borrower or Guarantor (in each case, other than to a de minimis extent), except as contemplated by the provisions of the Loan Documents.
ARTICLE X – MISCELLANEOUS
Section 10.1Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and permitted assigns of Lender.
Section 10.2Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3Governing Law. (A)  THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND OTHER LOAN DOCUMENTS AND OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER AND LENDER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.
Section 10.4Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 10.6Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, or electronically transmitted by email with hard copy delivered by hand or reputable overnight courier (unless waived by Lender as described below), addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), (c) on the next Business Day if sent by an overnight commercial courier and (d) if transmitted by email, (A) if such email was sent prior to 5 P.M. EST on a Business Day, then on the date such email was sent; provided that a hard copy of such email (and any and all attachments) is delivered by hand or reputable overnight courier on the immediately succeeding Business Day, or (y) if such email was sent on a day that is not a Business Day or after 5 P.M. EST on a Business Day, then on the Business Day immediately succeeding the date such email was sent; provided that a hard copy of such email (and any and all attachments) is delivered by hand or reputable overnight courier on the second Business Day immediately following the date on which such email was sent; provided, however, that by written notice to Borrower, Lender shall have the unilateral right at any time to waive the hard copy requirement with respect to all Notices sent via email, in each case addressed to the parties as follows:
If to Lender:            JPMorgan Chase Bank, N.A.
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: Simon B. Burce
Email: simon.burce@jpmchase.com
with a copy to:       JPMorgan Chase Bank, N.A.
4 Chase Metrotech Center, 4th Floor
Brooklyn, New York 11245-0001
Attention: Nancy S. Alto

and
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Marco P. Caffuzzi; Frank J. Mangiatordi
Email:marco.caffuzzi@skadden.com;
frank.mangiatordi@skadden.com
If to Borrower:       c/o W. P. Carey Inc.
One Manhattan West
395 9th Avenue, 58th Floor
New York, New York 10001
Attention: Director, Asset Management
With a copy to:      W. P. Carey Inc.
One Manhattan West
395 9th Avenue, 58th Floor
New York, NY 10001
Attention: Legal Transactions Department
And to:                    Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Michael J. Haas
Email: Michael.haas@lw.com
Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.
Section 10.7Trial by Jury. EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF BORROWER AND LENDER IS

HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY SUCH OTHER PARTY.
Section 10.8Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, state or federal law, common law or equitable cause, then, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 10.12Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13Expenses; Indemnity. Without duplication of any of the same amounts actually paid by Borrower under this Agreement or any other Loan Document, and except as set forth in Section 9.1.1(b), (a)  Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) Business Days following receipt of written notice from Lender for all reasonable, out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) actually incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii)  Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, to the extent the same is required in connection with any request by Borrower or Guarantor for any approvals, waivers, subordination and non-disturbance agreements, or similar agreements with respect to the Loan Documents, the Properties or Borrower; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar reasonable out-of-pocket expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third-party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral (including, without limitation, but subject to Section 9.5, any fees and expenses incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or in connection with any Bankruptcy Action or any other amounts required under Section 9.5; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, in accordance with the terms of the Lockbox Agreement, the Cash Management Agreement and this Agreement, as applicable.
(b)Borrower shall indemnify, defend and hold harmless the Indemnified Persons from and against any and all other actual out-of-pocket liabilities, obligations, losses, damages (but expressly excluding any consequential, special, speculative, exemplary, or punitive damages, except to the extent that a party seeking indemnification of such amount has paid or is required to pay the same to a third party other than as a result of any Indemnified Party’s own willful misconduct, gross negligence, illegal acts or fraud), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable out-of-pocket fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Person shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Person in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Person hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Person. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Person. This Section 10.13(b) shall not apply with respect to Section 2.7 Taxes other than any Section 2.7 Taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses or disbursements arising from any non-tax claim.
(c)Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
(d)Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrowers to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
Section 10.14Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15Offsets, Counterclaims and Defenses. Any permitted assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.16No Joint Venture or Partnership; No Third-Party Beneficiaries. (a)  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of pledgee, beneficiary or lender.
(b)This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 10.17Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association, or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association in their sole discretion. Notwithstanding anything to the contrary herein, the restrictions set forth herein shall not apply to any Person whose shares are publicly traded or its Affiliates’ disclosure of information that is required by applicable Legal Requirements, legal process, or regulation, and/or is required in connection with public filings or other public disclosures, including, without limitation, in connection with a quarterly earnings report, investor communications or presentation, earnings call or a press release in conjunction therewith.
Section 10.18Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the Pledge Agreement, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.
Section 10.19Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 10.20Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 10.21Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all actual out-of-pocket claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ reasonable out-of-pocket fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 10.22Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.23Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:
(a)the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice (but not more than four (4) times in any twelve (12) month period. In no event shall Borrower or its designated representative be under any obligation to follow or implement any advice or recommendations of the Lender or disclose any privileged or confidential information in connection with such consultations. The rights of the Lender provided in this Section 10.24 are expressly limited to consultation, and shall not include any other rights or obligations, including without limitation, any right or obligation to supervise or conduct any aspect of the Borrower’s business or operations;
(b)the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice; and
the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive the monthly, quarterly and year-end financial reports required to be delivered pursuant to the terms of Section 5.1.11. The rights described above in this Section 10.24 may be exercised by Lender on behalf of any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.
Section 10.25Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.26Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

NLO MEZZANINE BORROWER LLC,
a Delaware limited liability company

By:	/s/ Eric Rogers
Name: Eric Rogers
Title: Authorized Signatory

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION

By:	/s/ Jessica Wong
Name: Jessica Wong
Title: Authorized Signatory

[Signature Page to Mezzanine Loan Agreement]

EXHIBIT  A
SENIOR BORROWER
1.ADS2 (CA) LLC, a Delaware limited liability company (Organizational ID: 7673217)
2.FLOUR POWER (OH) LLC, a Delaware limited liability company (Organizational ID: 6888309)
3.Roosevelt Blvd North (FL) LLC, a Delaware limited liability company (Organizational ID: 7634556)
4.GRC-II (TX) Limited Partnership, a Delaware limited partnership (Organizational ID: 3798892)
5.Medi (PA) LLC, a Delaware limited liability company (Organizational ID: 3593495)
6. 308 Route 38 LLC, a Delaware limited liability company (Organizational ID: 2999976)
7.Develop (TX) LP, a Delaware limited partnership (Organizational ID: 3288601)
8.HM Benefits (MI) LLC, a Delaware limited liability company (Organizational ID: 3886040)
9.Drug (AZ) LLC, a Delaware limited liability company (Organizational ID: 3287118)
10.Metaply (MI) LLC, a Delaware limited liability company (Organizational ID: 4973184)
11.WPC Crown Colony (MA) LLC, a Delaware limited liability company (Organizational ID: 5322028)
12.Call LLC, a Delaware limited liability company (Organizational ID: 2896533)
13.Telegraph (MO) LLC, a Delaware limited liability company (Organizational ID: 4261083)
14.Spring Forest Road (NC) LLC, a Delaware limited liability company (Organizational ID: 7634584)
15.Vandenburg Blvd (PA) LLC, a Delaware limited liability company (Organizational ID: 7634579)
16.JPCENTRE (TX) LLC, a Delaware limited liability company (Organizational ID: 4782704)
17.Rush IT LLC, a Delaware limited liability company (Organizational ID: 2863657)
18.AIRLIQ (TX) LLC, a Delaware limited liability company (Organizational ID: 4908604)
19.Health Landlord (MN) LLC, a Delaware limited liability company (Organizational ID: 5078816)
20.HNGS AUTO (MI) LLC, a Delaware limited liability company (Organizational ID: 5402741)
21.ICall BTS (VA) LLC, a Delaware limited liability company (Organizational ID: 4963088)
EXHIBIT A

22. 500 Jefferson Tower (TX) LLC, a Delaware limited liability company (Organizational ID: 5430475)
23. 601 Jefferson Tower (TX) LLC, a Delaware limited liability company (Organizational ID: 5232800)
24.Morisek Hoffman (IL) LLC, a Delaware limited liability company (Organizational ID: 4752984)
25.RRD (IL) LLC, a Delaware limited liability company (Organizational ID: 5208291)
26.USO Landlord (TX) LLC, a Delaware limited liability company (Organizational ID: 4713324)
27.RACO (AZ) LLC, a Delaware limited liability company (Organizational ID: 5443541)
28.AUTOPRO (GA) LLC, a Delaware limited liability company (Organizational ID: 5452791)
29. 6000 Nathan (MN) LLC, a Delaware limited liability company (Organizational ID: 5629834)
30.Stone Oak 17 (TX) LLC, a Delaware limited liability company (Organizational ID: 5639354)
31.Oak Creek 17 Investor (WI) LLC, a Delaware limited liability company (Organizational ID: 6097216)
32.Truth (MN) LLC, a Delaware limited liability company (Organizational ID: 6475867)
33.Morrisville Landlord (NC) LP, a Delaware limited partnership (Organizational ID: 7230919)
34.Mercury (MI) LLC, a Delaware limited liability company (Organizational ID: 7557508)
EXHIBIT A